Exhibit 10.43
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
PEROT SYSTEMS CORPORATION
EAGLE DELAWARE CORP.
J.J. WILD HOLDINGS, INC.
J.J. WILD, INC.
and
CERTAIN STOCKHOLDERS OF J.J. WILD HOLDINGS, INC.
August 10, 2007

i

EXHIBITS
EXHIBIT A            Merger Consideration Adjustment
EXHIBIT B            Form of Escrow Agreement
EXHIBIT C-1         Form of Associate Employment Agreements
EXHIBIT C-2         Form of Executive Employment Agreements
EXHIBIT D-1         Form of Noncompetition Agreements (Stockholders)
EXHIBIT D-2         Form of Noncompetition Agreements (Key Employees)
EXHIBIT E            Form of Joinder Agreement
EXHIBIT F            Limitations on Indemnification

INDEX OF DISCLOSURE SCHEDULES

Schedule #	-	Name of Schedule
Schedule 1	-	Capital Leases
Schedule 3.1	-	Organization
Schedule 3.4(a)	-	Capitalization
Schedule 3.4(c)	-	Subscriptions, Warrants, Etc.
Schedule 3.5(a)	-	Leases
Schedule 3.5(b)	-	Liens
Schedule 3.6(b)	-	Insurance
Schedule 3.7	-	No Violation
Schedule 3.8	-	Government Consents
Schedule 3.9	-	Financial Statements
Schedule 3.10	-	Limitation on Liabilities; Absence of Undisclosed Liabilities
Schedule 3.11(a)	-	Subsidiaries and Investment
Schedule 3.12	-	Absence of Material Adverse Change
Schedule 3.13(a)	-	Taxes
Schedule 3.13(b)	-	Taxes
Schedule 3.13(c)	-	Taxes
Schedule 3.13(d)	-	Taxes
Schedule 3.14	-	Litigation
Schedule 3.16	-	Permits
Schedule 3.18(a)	-	Employee Matters
Schedule 3.18(b)	-	Employee Matters Litigation
Schedule 3.19(a)(i)	-	Employee Benefit Plans
Schedule 3.19(a)(ii)	-	Employee Benefit Plans
Schedule 3.19(b)	-	Employee Benefit Plans; Controlled Group Plans
Schedule 3.21(a)	-	Material Agreement
Schedule 3.21(b)	-	Material Agreement Consents
Schedule 3.21(c)	-	Material Agreement Defaults, Terminations
Schedule 3.21(d)		Material Agreement Delivery or Performance Issues
Schedule 3.22	-	Customers

v

Schedule #	-	Name of Schedule
Schedule 3.23(a)	-	Intellectual Property Rights Filed with Government Body
Schedule 3.23(b)	-	Intellectual Property Rights Third Party Licenses
Schedule 3.23(c)	-	Intellectual Property Rights Proprietary to Companies
Schedule 3.23(g)	-	Intellectual Property Rights Royalties and Fees
Schedule 3.23(i)	-	Intellectual Property Rights Government Rights
Schedule 3.25	-	Accounts Receivable
Schedule 8.1(e)	-	Liens to Remain After Closing
Schedule 8.1(f)	-	Employment Agreements to be Terminated
Schedule 8.1(g)	-	Employees to Sign Execute Associate Employment Agreements
Schedule 8.1(h)	-	Executives to Sign Executive Employment Agreements
Schedule 8.1(i)	-	Stockholders to Sign Noncompetition Agreements
Schedule 8.1(j)	-	Employees to Sign Noncompetition Agreements

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 10, 2007, by and among Perot Systems Corporation, a Delaware corporation (“PSC”), Eagle Delaware Corp., a Delaware corporation (“Merger Sub”), J.J. Wild, Inc., a Massachusetts corporation (“JJW”), J.J. Wild Holdings, Inc., a Massachusetts corporation (“Holding”), the stockholders of Holding listed on the signature page hereto and all of the other stockholders of Holding who become bound to this Agreement by Joinder Agreements (individually, a “Stockholder” and collectively, the “Stockholders”), and JJW Distribution Services, LLC, a Delaware limited liability company, in the capacity as the representative of all of the stockholders of Holding (the “Stockholder Representative”). PSC and Merger Sub are referred to collectively as “Buyer.” Holding and JJW are referred to collectively as the “Companies” and the Companies and the Stockholders are referred to collectively as “Sellers.”
Background
     A. The Companies provide hardware and network integration services, software and other information technology to support the information systems of health care organizations in the United States and elsewhere.
     B. PSC desires to acquire Holding and Holding desires to be so acquired pursuant to a merger of Merger Sub with and into Holding, as a result of which the surviving corporation will be a direct wholly-owned subsidiary of PSC.
     C. PSC, Merger Sub and Holding desire to enter into a merger transaction upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”) and the Massachusetts Business Corporation Act (“Massachusetts Law”).
     D. The Board of Directors of Holding deems it in the best interest of Holding and its stockholders to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement and the other agreements contemplated hereby, and such Board of Directors has approved this Agreement and declared its advisability.
     E. The Stockholders will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and PSC and Merger Sub have requested that the Stockholders enter into this Agreement for the limited purposes set forth in Section 10.17 as a condition and inducement to PSC’s and Merger Sub’s performance of their obligations under this Agreement.
     F. Contemporaneously with the execution and delivery of this Agreement and as a condition and inducement to PSC and Merger Sub to enter into this Agreement, certain of the Stockholders are each entering into respective voting agreements, including irrevocable proxies and powers of attorney, with PSC, pursuant to which, among other things, such Stockholders are each agreeing to vote to adopt this Agreement and approve the Merger.

     In consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
Definitions
     As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa):
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or that owns more than 50% of the voting stock of such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. In addition, with respect to any natural person, the term “Affiliate” shall include such person’s immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships) and Persons (other than natural persons) controlled by them. Notwithstanding the foregoing, a Stockholder shall not be deemed to be an Affiliate of another Stockholder merely because of their respective interests in the Companies.
     “Aggregate Stockholder Payment” has the meaning set forth in Section 2.6(f)(iii).
     “Agreement” means this Agreement and Plan of Merger, including all schedules and exhibits hereto, as the same may be amended from time to time in accordance with its terms.
     “Articles of Merger” has the meaning set forth in Section 2.2.
     “Asserted Tax Claim” has the meaning set forth in Section 7.4(a).
     “Bid” means any written quotation, bid or proposal made by the Companies that if accepted or awarded would lead to a Customer Contract.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.
     “Buyer” has the meaning set forth in the Introduction.
     “Buyer Parties” has the meaning set forth in Section 9.1.
     “Buy-Sell Agreement” has the meaning set forth in Section 6.18.
     “Certificate” has the meaning set forth in Section 2.7(a).
     “Certificate of Merger” has the meaning set forth in Section 2.2.

     “Claim” has the meaning set forth in Section 9.5.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Balance Sheet” has the meaning set forth in Exhibit A.
     “Closing Common Shares” has the meaning set forth in Section 3.4(a).
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Preferred Shares” has the meaning set forth in Section 3.4(a).
     “Closing Shares” has the meaning set forth in Section 3.4(a).
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Holdback Percentage” means a percentage equal to 100% minus the Preferred Holdback Percentage.
     “Common Holdback Share” means the Holdback Amount multiplied by the Common Holdback Percentage.
     “Common Merger Consideration” means (i) the Merger Consideration multiplied by the Common Pro Rata Portion, minus (ii) the Option Merger Consideration, minus (iii) the Discretionary Bonus Amount, minus (iv) $1,000,000.
     “Common Pro Rata Portion” means a percentage equal to 100% minus the Preferred Pro Rata Portion.
     “Common Stockholder” means a Stockholder who is not a Preferred Stockholder.
     “Companies” has the meaning set forth in the Introduction.
     “Companies Software” means all Software owned, licensed or used by the Companies.
     “Companies’ Knowledge” means the actual knowledge of Salvatore Lanuto, Richard Fitzpatrick, James Fitzgerald, Paul Peck, Ethan Allen and Tom Tibbetts, after reasonable internal inquiry and review concerning the particular subject matter.
     “Company Parties” has the meaning set forth in Section 9.3.
     “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Companies: (i) any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of five percent or more of the assets used in the business of the Companies; or (iii) any offer to purchase any shares of capital stock of the Companies. For the avoidance of doubt, the refinancing of Debt shall not be regarded as a Competing Transaction.
     “Confidentiality Agreement” has the meaning set forth in Section 10.9.
     “Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, or undertaking, including all amendments thereto.
     “Controlled Group Plans” has the meaning set forth in Section 3.19(b).
     “Copyrights” mean all copyrights in both published and unpublished form and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof.
     “Court Order” means any judgment, injunction, order or ruling of any court or other judicial authority that is binding on any Person or its property under applicable Law.
     “Current Customer” means any Person that the Companies provide or have provided products and/or services to under contract (including end-users) during the Look-Back Period.
     “Customer Contracts” means all Contracts that provide for the performance of services by the Companies for, or the sale of products by the Companies to, their customers or any prime contractor or higher-tier subcontractor.
     “Debt” means an amount, as of the Closing, equal to all of the Companies’ debt for borrowed money, notes payable and all capital lease obligations (excluding the capital lease obligations listed on Schedule 1, each of which involves a Liability of less than $10,000 and which together involve a Liability of less than $20,000), including the current and long term portions thereof, all determined in accordance with GAAP plus any additional amounts required in connection with the payment of outstanding amounts and the termination of any associated credit facility. For purposes of clarification, with respect to any capital lease obligations included as Debt, the Closing Balance Sheet shall include both the Liability and corresponding asset associated with such capital lease obligation.
     “Default” means (i) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (ii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to an expressly stated right of termination, renegotiation or acceleration in accordance with the terms of such Contract.
     “Delaware Law” has the meaning set forth in the Background.
     “Delayed Receivable” has the meaning set forth in Exhibit A.
     “Discretionary Bonus Amount” means $1,465,000.
     “Discretionary Bonuses” has the meaning set forth in Section 6.1.

     “Dissenting Shares” shall mean Closing Shares held as of the Effective Time by a Stockholder who has not voted such Closing Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 13.23 of the Massachusetts Business Corporation Act and not effectively withdrawn or forfeited prior to the time at which a determination is made as to whether such Closing Shares constitute Dissenting Shares hereunder.
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employee Plans” has the meaning set forth in Section 3.19(a).
     “Environmental Law” means any Laws or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment, (ii) the use, storage, generation, transportation, processing, production, release, or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with rules and regulations promulgated thereunder.
     “ERISA Affiliate” means the Companies and each Person or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Companies pursuant to Section 414 of the Code or Section 4001 of ERISA.
     “Escrow” has the meaning set forth in Section 2.6(f)(i).
     “Escrow Agent” has the meaning set forth in Section 2.6(f)(i).
     “Escrow Agreement” has the meaning set forth in Section 2.6(f)(i).
     “Estimated Closing Balance Sheet” has the meaning set forth in Exhibit A.
     “Existing Shares” has the meaning set forth in Section 3.4(a).
     “Financial Statements” has the meaning set forth in Section 3.9.
     “First Release Amount” has the meaning set forth in Exhibit A.
     “First Release Date” has the meaning set forth in Exhibit A.
     “First Year Option Cash-Out Price” means the quotient of the Option Merger Consideration divided by the number of First Year Options.
     “First Year Option Holder” means the holder of a First Year Option.
     “First Year Options” means the portion of each Stock Option that would have become vested in accordance with its terms in 2007 or the first quarter of 2008 on the first anniversary of its grant date.

     “Flow of Funds Memorandum” has the meaning set forth in Exhibit A.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied for the period or periods indicated.
     “Governmental Body” means any competent nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission, court or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any competent tribunal, arbitrator(s) or jurisdiction.
     “Hazardous Substance” means any substance presently or hereafter listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law and any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyls.
     “Holdback Amount” has the meaning set forth in Exhibit A.
     “Holdback Claims” has the meaning set forth in Section 2.6(f)(i).
     “Holdback Share” means (i) as to any holder of Closing Common Shares, the Common Holdback Share multiplied by a fraction, the numerator of which is the number of Closing Common Shares held by such holder, and the denominator of which is the total number of Closing Common Shares, and (ii) as to any holder of Closing Preferred Shares, the Preferred Holdback Share multiplied by a fraction, the numerator of which is the number of Closing Preferred Shares held by such holder, and the denominator of which is the total number of Closing Preferred Shares.
     “Holding” has the meaning set forth in the Introduction.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indebtedness” means (a) any obligation for borrowed money (including principal, interest, fees and penalties), (b) any obligation owed for all or any part of the purchase price of Closing Shares, Stock Options, property or other assets or for services or for the cost of property or other assets constructed or of improvements to such property or other assets, other than current trade accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business, (c) any capital lease obligation, (d) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or bank guarantee, and (e) any guarantee with respect to Indebtedness of another Person. For the avoidance of doubt, the term “Indebtedness” does not include operating leases.
     “Indemnification Cap” has the meaning set forth in Exhibit F.
     “Indemnification Deductible” has the meaning set forth in Exhibit F.
     “Indemnified Party” has the meaning set forth in Section 9.5.
     “Indemnifying Parties” has the meaning set forth in Section 9.5.
     “Intellectual Property” means (i) any idea, design, concept, method, process, technique, apparatus, Software, invention, discovery, or improvement, including any patents, patent applications, trade secrets, and know-how; (ii) any work of authorship, including any copyrights, industrial designs, mask works or moral rights; (iii) any trademarks, trade names, service marks, trade designations, trade dress and associated goodwill; and (iv) any other proprietary technology or materials in which similar rights exist, in each case that are material to and used in the operations of the Companies.
     “Intellectual Property Rights” means Patents, Trademarks, Copyrights, Software and other intellectual property rights, including Trade Secrets and rights in Internet web sites.
     “Interim Period” has the meaning set forth in Section 6.1.
     “IRS” means the Internal Revenue Service.
     “JJW” has the meaning set forth in the Introduction.
     “JJW 401(k) Plan” has the meaning set forth in Section 3.19(b)(iv).
     “Joinder Agreement” has the meaning set forth in Section 2.7(a)2.10(a).
     “Key Employees” means the persons named in the definition of “Companies’ Knowledge.”
     “Latest Balance Sheet” has the meaning set forth in Section 3.9.
     “Latest Balance Sheet Date” has the meaning set forth in Section 3.9.
     “Laws” has the meaning set forth in Section 3.15.
     “Leases” has the meaning set forth in Section 3.5(a).
     “Liabilities” has the meaning set forth in Section 3.10.
     “Licenses” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any Governmental Body.

     “Liens” means any lien, mortgage, security interest, charge, pledge, or other encumbrance of any nature whatsoever.
     “Litigation” means any lawsuit, claim, action, governmental enforcement action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.
     “Look-Back Period” means the two-year period immediately preceding any attempted solicitation or diversion.
     “Losses” has the meaning set forth in Section 9.1.
     “Massachusetts Law” has the meaning set forth in the Background.
     “Material Adverse Effect” means any event, development, circumstance, change or effect that is materially adverse to the business, financial condition or results of operations of the Companies taken together as a whole, except for any such events, developments, circumstances, changes or effects arising out of or relating to (i) changes in general economic or political conditions or the financial, credit or securities markets, as long as such changes do not substantially and disproportionately negatively affect the Companies, (ii) changes affecting generally the industries in which the Companies conduct business, as long as such changes do not substantially and disproportionately negatively affect the Companies, or (iii) changes or effects caused by any action taken, or failure to take action, by the Companies to which Buyer has consented in writing (for avoidance of doubt, this clause (iii) does not include changes or effects caused by the announcement or pendency of the transactions contemplated by this Agreement).
     “Material Agreements” has the meaning set forth in Section 3.21(a).
     “Material Assets” has the meaning set forth in Section 3.5(a).
     “Material Customer” has the meaning set forth in Section 3.22.
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” means $90,500,000, as such number may be adjusted pursuant to Exhibit A.
     “Merger Consideration Adjustment” means any adjustment to the Merger Consideration pursuant to Exhibit A.
     “Merger Sub” has the meaning set forth in the Introduction.
     “Option Merger Consideration” means $829,687.50.
     “Ordinary Course of Business” means the ordinary course of business of the Companies, consistent with past practice, of an amount and type that were ordinarily incurred in past periods, and does not include the incurrence of any Liability that results from any breach or default (or event that with notice or lapse of time would constitute a breach or default) by the Companies under any agreement binding on them.
     “Patents” mean all patents, together with any extensions, reexaminations, reissues, patents or additions, patent applications, divisions, continuations, continuations-in-part, improvements and any subsequent filings in any country of jurisdiction claiming priority therefrom.
     “Permits” has the meaning set forth in Section 3.16.
     “Person” means an individual, corporation, partnership, limited liability company, Governmental Body or other entity.
     “Portfolio Company” means an entity in which a Preferred Stockholder has an investment.
     “Pre-Closing Period” has the meaning set forth in Section 7.1.
     “Pre-Closing Return” has the meaning set forth in Section 7.1.
     “Preferred Holdback Percentage” means 42.55%.
     “Preferred Holdback Share” means the Holdback Amount multiplied by the Preferred Holdback Percentage.
     “Preferred Merger Consideration” means the Merger Consideration multiplied by the Preferred Pro Rata Portion.
     “Preferred Pro Rata Portion” means 41.4%.
     “Preferred Stockholder” means a holder of shares of Series A Preferred Stock of Holding.
     “Prevailing Party” means, in connection with any arbitration, suit or other proceedings initiated pursuant to this Agreement (i) the party that initiated such proceeding and substantially obtained the relief it sought, either through a judgment or arbitration award, (ii) the non-withdrawing party if the other party withdraws its action without substantially obtaining the relief it sought, or (iii) the party that did not initiate the proceeding if judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such proceeding.
     “Pro Rata Portion” means, with respect to each Stockholder, a percentage equal to 100 multiplied by a fraction, (i) the numerator of which is the portion of the Stockholder Merger Consideration to which such Stockholder is entitled pursuant to the terms of this Agreement, and (ii) the denominator of which is the total Stockholder Merger Consideration paid to all Stockholders hereunder.

     “Prospective Customer” means any Person that has been solicited by the Companies for the provision of products and/or services under contract during the Look-Back Period.
     “PSC” has the meaning set forth in the Introduction.
     “Real Property” has the meaning set forth in Section 3.5(c).
     “Restrictive Period” shall mean, with respect to each Stockholder, the period of time beginning on the Closing Date and ending upon the second-year anniversary thereof.
     “Revocation” has the meaning set forth in Section 3.13(g).
     “Schedules” has the meaning set forth in the first paragraph of Article III.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Second Release Date” has the meaning set forth in Exhibit A.
     “Seller Transaction Costs” means an amount equal to all unpaid Liabilities as of the Closing relating to transaction costs and expenses incurred by or on behalf of the Sellers prior to the Closing arising from the negotiation, execution and performance of the transactions contemplated by this Agreement, including, without limitation any legal, accounting, broker and other professional fees.
     “Sellers” has the meaning set forth in the Introduction.
     “Shares” has the meaning set forth in Section 3.4.
     “Software” means any computer software, of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security and programming software, and all middleware and firmware, and any and all documentation and object and source code related thereto, but excluding software licensed under in-bound “shrink wrap” end user licenses and other similar generally available commercial software licensed under binary code end user licenses.
     “Stock Option Plan” means the J.J. Wild Holdings, Inc. 2006 Equity Incentive Plan.
     “Stock Options” means options to purchase the common stock of Holding, no par value per share, issued pursuant to the Stock Option Plan.
     “Stockholder Approval” has the meaning set forth in Section 8.1(n).
     “Stockholder Delivery” has the meaning set forth in Section 2.7(a).
     “Stockholder Merger Consideration” means the Preferred Merger Consideration plus the Common Merger Consideration.

     “Stockholder Parties” has the meaning set forth in Section 9.3.
     “Stockholder Payment” has the meaning set forth in Section 2.6(f)(iii).
     “Stockholder Representative” has the meaning set forth in the Introduction.
     “Stockholder” and “Stockholders” have the meaning set forth in the Introduction.
     “Straddle Period Return” has the meaning set forth in Section 7.2.
     “Straddle Period” has the meaning set forth in Section 7.2.
     “Surviving Company” has the meaning set forth in Section 2.1.
     “Tax Claim Notice” has the meaning set forth in Section 7.4(a).
     “Tax Returns” means all reports, returns, notices, statements (including estimated reports, returns or statements) and other similar filings required to be filed by a party with respect to any Taxes, including any amendment thereof and any schedule or attachment thereto.
     “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties, or other amounts imposed by any taxing authority or Governmental Body, including without limitation, (i) income, gains, gross receipts, value-added, goods and services, excise, withholding, personal property, real property, sales, use, ad valorem, license, occupation, lease, service, severance, stamp, windfall profits, transfer, gift, utility, payroll, employment, workers compensation, unemployment compensation, disability, severance, customs, duties, imposts, charges, levies, minimum, alternative, alternative minimum, add-on minimum, estimated, profits, capital stock, franchise taxes and social security contributions imposed by any social security administration, including any charges and costs from the payroll agent; (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise; and (iii) interest, penalties, and additions to Tax imposed with respect thereto.
     “Trade Secrets” means any information of a party that derives economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and that is in fact treated by such party as confidential and is not generally known to the public.
     “Trademarks” mean trademarks, services marks, trademark and service mark applications, brand names, certification marks, trade dress, Internet domain names and Internet domain name applications, goodwill associated with the foregoing and all registrations in any jurisdictions of, and all applications in any jurisdiction to register, the foregoing, including any extension, modification, renewal of any such registration or application thereof.
     “Transaction Documents” means this Agreement, the Escrow Agreement and the certificates described in Sections 8.1(a) and (b) and 8.2(a) and (b).

     “Transactions” means the Merger and the other transactions contemplated hereby and by the Transaction Documents.
     “WARN” means the Worker Adjustment and Retraining Notification Act, as amended.
     “Works” has the meaning set forth in Section 6.20(a).
ARTICLE II
Purchase of Closing Shares
     2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and Massachusetts Law, Merger Sub will be merged with and into Holding (the “Merger”), the separate corporate existence of Merger Sub will cease and Holding will continue as the surviving corporation (the “Surviving Company”).
     2.2. Closing Date. Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law and Massachusetts Law, the parties hereto shall cause the Merger to be consummated by filing, as soon as practicable on the Closing Date, (i) a certificate of merger, in such appropriate form as determined by the parties and consistent with Delaware Law, with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and (ii) articles of merger, in such appropriate form as determined by the parties and consistent with Massachusetts Law, with the Secretary of State of the Commonwealth of Massachusetts (the “Articles of Merger”). The effective time of the Merger (the “Effective Time”) shall be specified in the Certificate of Merger and the Articles of Merger as 11:59 p.m. (Eastern Time) on the Closing Date. The closing (the “Closing”) of the Merger will take place at the Dallas, Texas office of Thompson & Knight LLP, counsel to Buyer, at 10:00 a.m. local time on August 31, 2007, or at such other date, time and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article VIII have not been satisfied or waived by August 31, 2007 and there is no agreement as to an alternative date among the parties, on the day which is two Business Days following the date on which all such conditions have been satisfied or waived (such date and time of closing being herein called the “Closing Date”).
     2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, Section 252 of Delaware Law and Section 11.04 of Massachusetts Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Holding and Merger Sub shall vest in the Surviving Company, and all liabilities and duties of Holding and Merger Sub shall become the liabilities and duties of the Surviving Company.
     2.4. Certificate of Incorporation; Bylaws.
     (a) At the Effective Time, the Certificate of Incorporation of Holding, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Company until thereafter amended.

     (b) At the Effective Time, the Bylaws of Holding, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Company until thereafter amended.
     2.5. Directors and Officers. The initial officers of the Surviving Company shall be those individuals who were the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial directors of the Surviving Company shall be those individuals who were the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
     2.6. Merger Consideration and Payment of Merger Consideration. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of PSC, Merger Sub, Holding, or the Stockholders, the following will occur:
     (a) Conversion of Merger Sub. The outstanding shares of capital stock of Merger Sub shall be converted into 1,000 of the shares of common stock of the Surviving Company.
     (b) Cancellation of Holding Treasury Stock. Each share of the Closing Shares that is owned by Holding or by any Subsidiary of Holding, if any, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Holding’s Closing Common Shares. Each share of the Closing Common Shares (other than Dissenting Shares) shall, at the Effective Time and without any further action on the part of the Stockholders, be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the quotient of (i) the Common Merger Consideration divided by (ii) the number of Common Closing Shares.
     (d) Conversion of Holding’s Closing Preferred Shares. Each share of the Closing Preferred Shares (other than Dissenting Shares) shall, at the Effective Time and without any further action on the part of the Stockholders, be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the quotient of (i) the Preferred Merger Consideration divided by (ii) the number of Preferred Closing Shares.
     (e) Conversion of Stock Options. Each First Year Option shall, at the Effective Time and without any further action on the part of the Stockholders, be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the First Year Option Cash-Out Price. The portion of each Stock Option that is not a First Year Option shall, at the Effective Time and without any further action on the part of the Stockholders, be cancelled and extinguished, without payment of any consideration therefor.
     (f) Payment of Merger Consideration. The Common Merger Consideration and the Preferred Merger Consideration will be payable in the manner set forth in this

Section 2.6(f), ratably to the Stockholders in accordance with their Pro Rata Portion. On the Closing Date, Buyer shall:
     (i) Deposit an amount equal to the Holdback Amount into an interest bearing escrow (the “Escrow”) and held pursuant to an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”). The Escrow will be held, maintained and disbursed by the escrow agent provided for in the Escrow Agreement (the “Escrow Agent”) and will serve as security for the potential Merger Consideration Adjustment described in Exhibit A and for any potential claims of Buyer for indemnification under Article IX. The portion of the Holdback Amount contributed on behalf of each Stockholder shall be equal to such Stockholder’s Holdback Share of the aggregate Holdback Amount. The Holdback Amount will be released from the Escrow to the Stockholders in accordance with the terms of the Escrow Agreement as follows: (i) on the First Release Date, the First Release Amount less the amount of any Claims (“Holdback Claims”) against the Holdback Amount made by Buyer on or prior to the First Release Date and (ii) on the Second Release Date, any remaining portion of the Holdback Amount not subject to Holdback Claims made on or prior to the Second Release Date. All amounts subject to Holdback Claims will be released upon resolution of such Holdback Claims in accordance with the terms of the Escrow Agreement.
     (ii) Pay any unpaid Seller Transaction Costs to the Person(s) to whom such unpaid amounts are owed as identified on the Flow of Funds Memorandum delivered to Buyer pursuant to Exhibit A. The Companies agree to use reasonable efforts to pay Seller Transaction Costs before the Closing to the extent reasonably practicable in order to limit the amount of any Seller Transaction Costs to be paid at or after the Closing. Within thirty days of notification from Buyer (which notification shall include copies of invoices or such other reasonable detail of the applicable Seller Transaction Costs), Buyer shall be entitled to be reimbursed from the Holdback Amount for any and all Seller Transaction Costs paid by Buyer after the Closing.
     (iii) Set aside funds in an amount sufficient to pay each of the Stockholders an amount equal to the portion of the Merger Consideration to which they are entitled under Section 2.6(c) or 2.6(d), as applicable, minus their Holdback Share of the Holdback Amount (as to a given Stockholder, such Stockholder’s “Stockholder Payment”, and the sum of such amounts, the “Aggregate Stockholder Payment”). The Stockholder Payments will be made by wire transfer of immediately available funds to the account(s) of the Stockholders specified in the Flow of Funds Memorandum delivered to Buyer pursuant to Exhibit A, at the time and subject to the procedures described in Section 2.7.
     (iv) Pay each of the First Year Option Holders an amount equal to the portion of the Option Merger Consideration to which they are entitled under Section 2.6(e).

     (v) Pay the Debt in full (or provide the Companies with sufficient funds to pay the Debt in full), or in the case of Debt that does not by its terms become due upon or in connection with the Closing, make arrangements reasonably satisfactory to the Companies for the payment of such Debt following the Closing as it becomes due.
     (vi) To the extent not paid prior to Closing, cause the Companies to pay the Discretionary Bonuses no later than the fifth Business Day after the Closing.
2.7. Surrender of Closing Shares.
     (a) At or after the Closing, (i) each Stockholder shall surrender to Buyer certificates representing all of the Closing Shares owned by such Stockholder (“Certificates”) and (ii) each stockholder who is not a signatory to this Agreement and has not delivered a Joinder Agreement to Buyer prior to the Closing shall deliver to Buyer a duly executed joinder agreement in the form of Exhibit E (“Joinder Agreement”) (such surrender of Certificates and, if applicable, delivery of a Joinder Agreement are referred to collectively as the “Stockholder Delivery.” Upon such Stockholder Delivery, such Stockholder shall receive in exchange therefor such Stockholder’s Stockholder Payment. Until properly surrendered, each Certificate shall be deemed for all purposes to evidence only the right to receive, after making the Stockholder Delivery, the Stockholder Payment to which such stockholder is entitled in respect of the Closing Shares represented by such Certificate.
     (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall pay in exchange for such lost, stolen or destroyed Certificate such Stockholder’s Stockholder Payment. The Buyer may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to give the Buyer an indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.
2.8. Dissenting Shares
     (a) Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless the applicable stockholder shall have forfeited such stockholder’s right to appraisal under the Massachusetts Business Corporation Act or properly withdrawn such stockholder’s demand for appraisal. If such stockholder has so forfeited or withdrawn such stockholder’s right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such stockholder’s Closing Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, after making the Stockholder Delivery, the portion of the Merger Consideration to which such stockholder is entitled under Section 2.6(c) or 2.6(d), as applicable, and (ii) promptly following the occurrence of the events described above, the Buyer shall deliver to such Stockholder such Stockholder’s Stockholder Payment.

     (b) The Companies shall give the Buyer prompt notice of any written demands for appraisal of any Closing Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Companies.
     2.9. Withholding. The Buyer shall be entitled to deduct and withhold or to cause to be deducted and withheld from any payment under Section 2.6(f) to any Stockholder or First Year Option Holder such amounts as is required to deducted and withheld with respect to the making of such payment under the Code, and all amounts so deducted or withheld shall be paid by the Buyer to the appropriate taxing authority. To the extent that amounts are so withheld by the Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder or First Year Option Holder, as the case may be, in respect of which such deduction and withholding was made by the Buyer.
     2.10. Closing Deliveries. At the Closing:
     (a) Buyer will deliver to each Stockholder who has made a Stockholder Delivery such Stockholder’s Stockholder Payment by wire transfer of immediately available funds.
     (b) Buyer will deliver to the Escrow Agent the Holdback Amount by wire transfer of immediately available funds and Buyer, Holding, Sellers’ Representative and the Escrow Agent will execute and deliver the Escrow Agreement.
     (c) Each director and officer of the Companies will deliver to Buyer his or her written resignation from such office, unless otherwise requested by Buyer.
     (d) Each of the Companies will have delivered to Buyer a closing certificate executed by an executive officer of such Company, in form and substance reasonably satisfactory to Buyer, attached to which are its original articles of incorporation and bylaws, resolutions adopted by its stockholders and boards of directors authorizing the transactions contemplated by this Agreement, and the “good standing” certificates evidencing the matters included in Section 2.6.
     (e) At the Closing, the Company shall deliver to Buyer: (a) a statement (in such form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), and (b) a letter authorizing Buyer to provide on behalf of the Company the notice to the IRS required under Treasury Regulation Section 1.897-2(h)(2).
     (f) The Company shall deliver a reasonably detailed list of Delayed Receivables to Buyer, including for each Delayed Receivable the customer name, receivable amount, and description of the corresponding contract or statement of work, as applicable, provided that the list may not contain more than six Delayed Receivables and the aggregate receivable amount may not exceed $1,500,000.
     (g) Sellers will deliver to Buyer the other Transaction Documents to which it is a party in form and substance reasonably satisfactory to Buyer.

     (h) Buyer will deliver to Sellers the other Transaction Documents to which it is a party in form and substance reasonably satisfactory to Sellers.
     2.11. Post Closing Adjustment to Merger Consideration. Following the Closing, the Merger Consideration shall be subject to adjustment as provided in Exhibit A.
ARTICLE III
Representations and Warranties of the Companies
     Subject to such exceptions as are disclosed in the disclosure schedules dated the date hereof and delivered by the Companies to Buyer (the “Schedules”), the Companies, jointly and severally, represent and warrant to Buyer as follows:
     3.1. Organization. The Companies are corporations duly organized, validly existing, and in good standing under the laws of their respective States of organization. The Companies have full power to own their properties and to conduct their business as presently conducted. The Companies are duly authorized or qualified to do business as foreign corporations and are in good standing the jurisdictions set forth on Schedule 3.1, which constitute all of the jurisdictions in which their business or operations as presently conducted make such authorization or qualification necessary. Set forth on Schedule 3.1 is a list of all assumed names under which the Companies operate and all jurisdictions in which any of the assumed names are registered.
     3.2. Authority and Binding Effect. The Companies have all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to be executed by them and have taken all corporate actions necessary to secure all approvals required in connection therewith, subject to obtaining Stockholder Approval. On or prior to the date hereof, (i) the Board of Directors of Holding has determined to recommend approval of the Merger and adoption of this Agreement to the Stockholders of Holding, and such determination has not been withdrawn, and (ii) the administrator of the Stock Option Plan has taken all action necessary to authorize and require the cashout of the Stock Options as described in Section 2.6(e). The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the articles of incorporation or bylaws of the Companies. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of the Companies, enforceable against them in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.3. Organic Documents. The Companies have provided Buyer a true, correct, and complete copy of the Companies’ articles of incorporation, bylaws, minute books, stock ledger and other ownership records. Such corporate records include minutes or consents reflecting all actions taken by the directors (including any committees) and stockholders of the Companies.
     3.4. Capitalization; Ownership of Shares and Stock Options.
           (a) The authorized capital stock of Holding consists solely of (i) 25,000,000 shares of Common Stock, no par value per share and
     (ii) 925,000 shares of Series A Convertible Preferred Stock, no par value per share (collectively, the “Shares”). As of the date hereof there are, and as of the Closing Date there will be, 11,840,500 shares of common stock (the “Closing Common Shares”) and 904,166.66 shares of Series A Convertible Preferred Stock (the “Closing Preferred Shares”) issued and outstanding (collectively, the “Closing Shares”). Schedule 3.4(a) contains a list of each Stockholder, the number of Closing Shares such Stockholder owns and the stock certificate numbers of such Closing Shares. To the Companies’ Knowledge, the Closing Shares are owned, and at the Closing the Closing Shares will be owned, by the Stockholders free and clear of any Liens. The Closing Shares have been duly authorized, validly issued and are fully paid and nonassessable. None of the Closing Shares have been issued in violation of (i) the terms of any Contract binding upon the Companies, (ii) the articles of incorporation or bylaws of the Companies, or (iii) applicable Laws. There are no, and at the Closing there will not be any, preemptive rights with respect to the issuance of the Shares.
     (b) Schedule 3.4(a) also sets forth the name of each holder of Stock Options, the number of Shares such options entitle the holder to purchase, the grant date, exercise price, and exercise date (if the stock option is not still outstanding) of each Stock Option. Effective upon the Closing, all Stock Options shall be canceled.
     (c) Other than the Stock Options and shares of common stock and preferred stock, no par value per share, and except as disclosed on Schedule 3.4(c), there are: (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller or the Companies, at any time, or upon the happening of any stated event, any securities of the Companies, whether or not presently issued or outstanding; (ii) no outstanding securities of the Companies that are convertible into or exchangeable for capital stock or other securities of the Companies; and (iii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Companies any such convertible or exchangeable securities.
     3.5. Title to Assets.
     (a) Set forth in Schedule 3.5(a) is a complete list (including the street address, where applicable) of all real property leased by the Companies (the “Leases”). The Companies have provided Buyer with a list of items of tangible personal property owned by or used in the business of the Companies having a book or market value in excess of $5,000 and acquired since January 1, 2002 (together with the leasehold interest in the real property on Schedule 3.5(a) and any other assets owned by or used in the business of the Companies having a book or market value in excess of $5,000, the “Material Assets”).
     (b) The Companies have good and marketable title to all of the Material Assets they own and hold a valid leasehold interest in all leased assets that are included within the Material Assets. All of the Companies’ assets (including its rights under the Material Agreements are free and clear of any Liens, other than the Liens described in Schedule 3.5(b).

     (c) The Companies do not own, nor have they owned at any time in the past, any real property or, except for the Leases, any interest in real property. To the Companies’ Knowledge, the real property leased by the Companies and used in or associated with the business of the Companies (all of such real property being, the “Real Property”) is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Companies. To the Companies’ Knowledge, improvements to the real property included in the Material Assets were constructed in material compliance with, and remain in material compliance with, all applicable laws, statutes, regulations, codes, covenants, conditions, and restrictions affecting the Real Property. To the Companies’ Knowledge, there are no actions pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable laws, codes, covenants, conditions, or restrictions, except as could not reasonably be expected to materially and adversely affect the current value or current usability of the Real Property. Sellers have not received written notice from any insurance company or Governmental Body of any material defects or inadequacies in the Real Property or the improvements thereon that would materially and adversely affect the insurability or usability of the Real Property or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Companies’ Knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.
     3.6. Sufficiency of Assets
     (a) The Material Assets constitute all tangible assets reasonably necessary for the conduct of the business of the Companies as now conducted. The Companies’ tangible assets are in good condition and repair, ordinary wear and tear excepted, and have been properly and regularly maintained in all material respects
     (b) The Companies maintain policies of insurance insuring the Companies and the Material Assets against such losses and risks, and in such amounts, as are described in Schedule 3.6(b), which sets forth a true and complete list of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including title insurance, owned or maintained by the Companies. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy.
     3.7. No Violation. Except as described in Schedule 3.7, neither the execution or delivery of the Transaction Documents to be executed by the Companies nor the consummation of the transactions contemplated by the Transaction Documents will conflict with or result in the breach of any term or provision of, or violate or constitute a Default under any charter provision, bylaw, Material Agreement or Law to which the Companies are a party or by which the Companies or any Material Asset is in any way bound or obligated.
     3.8. Governmental Consents. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act and except as set forth in Schedule 3.8, no consent, approval, novation, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of Sellers in connection with the sale of the Closing Shares to Buyer or any of the other transactions contemplated by the Transaction Documents.
     3.9. Financial Statements. Attached as Schedule 3.9 are true and complete copies of (a) the unaudited consolidated balance sheet of the Companies (the “Latest Balance Sheet”) as of June 30, 2007 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Companies for the six months then ended, and (b) the audited consolidated balance sheets of the Companies as of December 31, 2004, December 31, 2005, and December 31, 2006 and the related audited consolidated statements of income and cash flows of the Companies for seven-month period ended December 31, 2004 and the fiscal years ended December 31, 2005, and December 31, 2006 (clauses (a) and (b) collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition of the Companies at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure, accompanying notes and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which are not material individually or in the aggregate. The Financial Statements do not contain any items of a nonrecurring nature, except as expressly stated in the Financial Statements. The Financial Statements have been prepared from the books and records of the Companies, which accurately and fairly reflect the transactions of, acquisitions, and dispositions of assets by, and incurrence of liabilities by the Companies.
     3.10. Limitation on Liabilities; Absence of Undisclosed Liabilities. The Companies do not have any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown and whether or not of a nature that would be required, if known, to be disclosed, reflected or reserved against on a consolidated balance sheet of the Companies prepared in accordance with GAAP or the notes thereto (collectively, “Liabilities”), except for (a) Liabilities set forth on the Latest Balance Sheet or any notes thereto, (b) Liabilities incurred in, or as a result of, the Ordinary Course of Business since the Latest Balance Sheet Date through the Closing, (c) Liabilities incurred in, or as a result of, the Ordinary Course of Business that relate to future obligations under contracts and that are of a nature that they are not required to be disclosed, reflected or reserved against on a consolidated balance sheet of the Companies prepared in accordance with GAAP or the notes thereto, or (d) Liabilities (including the Seller Transaction Costs) set forth on Schedule 3.10.
     3.11. Subsidiaries and Investments
     (a) Holding owns 100% of the equity interest in JJW. Except as set forth on Schedule 3.11(a), Holding owns such equity interests of record and beneficially free and clear of any Liens. The Companies do not own or hold any other direct or indirect equity or debt interest or any form of ownership interest in any other Person or any option to acquire any such interest. The equity interest in JJW has been duly authorized, validly issued and fully paid and is nonassessable. The equity interest in JJW has not been issued in violation of (i) the terms of any Contract binding upon the Companies, (ii) the articles of incorporation or bylaws of the Companies, or (iii) applicable Laws. There are no, and at the Closing there will not be any, preemptive rights with respect to the issuance of the equity interest in JJW.
     (b) There are: (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller or the Companies, at any time, or upon the happening of any stated event, any securities of JJW, whether or not presently issued or outstanding; (ii) no outstanding securities of JJW that are convertible into or exchangeable for capital stock or other securities of JJW; and (iii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Companies any such convertible or exchangeable securities.
     3.12. Absence of Material Adverse Change.
     (a) Since December 31, 2006, except as set forth on Schedule 3.12, there has not been (i) any Material Adverse Effect or any change, event or other condition that could reasonably be expected to result in a Material Adverse Effect; (ii) any declaration, setting aside, or payment of any dividends or distributions in respect of any securities of the Companies or any redemption, purchase, or other acquisition by the Companies of any of their securities; (iii) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of the Companies; (iv) any revaluation by the Companies of any of their assets, including, without limitation, the writing down or off of notes or accounts receivable, other than in the Ordinary Course of Business; (v) any breach or default (or event that with notice or lapse of time could constitute a breach or default), or any termination or threat to terminate prior to a scheduled termination date, under any Material Agreement by the Companies, or, to the Companies’ Knowledge, by any third party; (vi) any change by the Companies in their accounting methods, principles, or practices; (vii) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, employees, or consultants of the Companies, other than compensation increases and bonus payments made in the Ordinary Course of Business; (viii) any material theft, condemnation, or eminent domain proceeding or any material damage, destruction, or casualty loss affecting any Material Asset used in the business of the Companies not adequately covered by insurance; (ix) any sale, assignment, or transfer of any Material Asset, except sales of goods or services in the Ordinary Course of Business; (x) any waiver by the Companies or any Stockholder of any material rights related to the Companies’ business, operations, or assets, other than waivers made in the Ordinary Course of Business of rights under contracts with customers; or (xi) any agreement or understanding to do or resulting in any of the foregoing.
     (b) Since the Latest Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 3.12, there has not been (i) any entry by the Companies into any commitment or transaction material to the Companies including, without limitation, incurring or agreeing to incur capital expenditures in excess of $250,000, individually or in the aggregate, other than contracts with customers entered into in the

Ordinary Course of Business; (ii) any increase in indebtedness for borrowed money; (iii) the termination of employment (whether voluntary or involuntary) of any officer or Key Employee of the Companies or the termination of employment (whether voluntary or involuntary) of employees of the Companies materially in excess of historical attrition in personnel; or (iv) any agreement or understanding to do or resulting in any of the foregoing.
     3.13. Taxes.
     (a) All Tax Returns required to be filed by the Companies are true, complete and correct and were prepared in compliance with applicable Laws and duly and timely filed, and all Taxes required to be paid, or required to be collected, by the Companies and remitted to a taxing authority, with respect to the periods covered by any such Tax Returns have been timely paid and have been paid in full. None of the foregoing Tax Returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local, or foreign Law). Furthermore, the Companies have not entered into any arrangement that is considered a “reportable transaction” as determined by Treasury Regulation § 1.6011-4 (or any similar provision of state, local or foreign Law). No Tax deficiency has been proposed or assessed against the Companies, and the Companies have not executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, proceeding, investigation, or claim is now pending or, to the Companies’ Knowledge, threatened against the Companies, and no issue has been raised to the Companies by a taxing authority. The Companies have complied with all applicable Laws related to the withholding of Taxes, including without limitation the timely collection and timely remittance of withholdings, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
     (b) To the extent required by GAAP, the most recent audited Financial Statements for both the Companies reflect an adequate reserve, established in accordance with GAAP, for all Tax Liabilities of the Companies for all taxable periods and portions thereof through the date of such Financial Statements, and, since December 31, 2006, there has not been any material change in the tax accounting methods of the Companies, no new tax elections have been made by the Companies, and in the case of Taxes, including Straddle Period Taxes, owed as of the date hereof, to the extent required by GAAP an adequate reserve is reflected in the accruals for Taxes payable on the most recent balance sheets of the Companies.
     (c) Schedule 3.13(c) lists each state, local, county, municipal or foreign jurisdiction in which the Companies file or are or have been determined by any Governmental Body to be required to file a Tax Return or are or have been determined by a Governmental Body to be liable for any Tax on a “nexus” or “permanent establishment” basis at any time for a taxable period for which the statute of limitations has not expired.

     (d) Except as set forth on Schedule 3.13(d),
     (i) no claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that the Companies are or may be subject to taxation by that jurisdiction;
     (ii) there are (and as of immediately following the Closing there will be) no Liens on any assets of the Companies that arose in connection with any failure to pay any Tax required to have been paid;
     (iii) there are no Contracts covering any current or former employee, independent contractor, or director of the Companies that, individually or collectively, could give rise to any payment that would not be deductible under the Code.
     (iv) the Companies are not a party to any Tax allocation, Tax indemnity or Tax sharing agreement relating to Taxes imposed on a consolidated, combined, unitary or similar basis on members of a group of entities that includes the Companies, none of the Companies have assumed the Tax Liability of any other Person under any Contract, none of the Companies are party to any joint venture, partnership, Contract or other arrangement which is treated (or could be treated) as a partnership for Tax purposes and none of the Companies own, directly or indirectly, any interest or investment (whether debt or equity) in any Person;
     (v) the Companies (x) have not been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which was Holding and (y) are not liable for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
     (vi) the Companies will not be required to include any item of income in (or with respect to clause (ii) below, exclude any item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting agreed to by the Companies on or before the Closing Date or required to be made for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) receipt before the Closing Date of any prepaid amounts, or (E) intercompany transaction, excess loss account, or any other similar provisions of federal, state, local or foreign Tax law, or (F) position on a Tax Return that could give rise to a penalty under the Code or otherwise;

     (vii) no power of attorney with respect to any matter of Taxes of the Companies will be in effect after the Closing Date;
     (viii) the Companies have not requested or received any Tax rulings or similar agreements from any Governmental Body;
     (ix) none of the Companies have distributed the stock of another Person, or have had their stock distributed by another person, in a transaction that was purported or intended to be governed in whole or part by Section 355 or Section 361 of the Code. Holding’s basis and excess loss account, if any, in each subsidiary is set forth on the disclosure schedule;
     (x) no taxes have been or will be imposed on any of the Companies pursuant to Sections 1374 or 1375 of the Code.
     (e) The Companies have delivered or made available to Buyer (i) complete and correct copies of all Tax Returns of the Companies, and of all examination reports and statements of deficiencies assessed against or agreed to by the Companies for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, or pending ruling requests submitted by, received by, agreed to by or on behalf of the Companies with respect to any audit, investigation, examination or other administrative procedure related to Taxes that is currently pending.
     (f) From (and including) January 1, 2005 through (and including) December 31, 2005, JJW had in effect continuously a valid election to be taxed as an S corporation for purposes of the Code and any analogous provision of state Tax law.
     (g) JJW terminated its status as an S corporation effective as of January 1, 2006 by filing a revocation thereof (the “Revocation”) with the Internal Revenue Service on January 24, 2006.
     (h) Buyer has been provided all opinions, memos, workpapers, and other documentation related to Taxes of the Companies, including, but not limited to, the qualification of JJW as an S Corporation;
     (i) The Companies are not, and have not been during the five year period preceding the Closing Date, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).
     3.14. Litigation. Except as described in Schedule 3.14, there are no pending or, to the Companies’ Knowledge, threatened, lawsuits, administrative proceedings or arbitrations, or to the Companies’ Knowledge any formal or informal complaints or investigations, by any Person against or relating to the Companies or any of their respective directors, officers, employees, agents, or Affiliates (in their capacities as such), or relating to the transactions contemplated by this Agreement or the consummation thereof, or, to the Companies’ Knowledge, to which any of the Closing Shares are subject. The Companies are not subject to or bound by any currently existing judgment, order, writ, injunction, or decree.
     3.15. Compliance with Laws. The Companies are currently complying in all material respects with, and have at all times since January 1, 2003 complied in all material respects with, each statute, law, ordinance, code, decree, order, permit, judgment, requirement, rule, or regulation of any Governmental Body, including without limitation, all federal, state, and local laws, and the applicable laws of any foreign jurisdiction, relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters, applicable to the Companies (collectively, “Laws”).
     3.16. Permits. The Companies own or possess all right, title and interest in all material permits, licenses, authorizations, approvals, quality certifications, franchises, or rights issued by any Governmental Body necessary to conduct the business of the Companies as currently conducted (collectively, “Permits”). Each of such Permits is listed and described in Schedule 3.16. No loss or expiration of any Permit on Schedule 3.16 will result from the transactions contemplated by this Agreement and no loss or expiration of any Permit listed on Schedule 3.16 is otherwise pending or, to the Companies’ Knowledge, threatened, other than expiration of such Permits in accordance with their terms that may be renewed in the Ordinary Course of Business without lapsing.
     3.17. Environmental Matters. (i) The Companies have conducted their business in compliance with all applicable Environmental Laws; (ii) no Hazardous Substances are present on any Real Property; (iii) the Companies have not received any written notices, demand letters, or requests for information from any Governmental Body or other Person indicating that the Companies or any of their Material Assets or former material assets are or may be in violation of, or liable under, any Environmental Law; (iv) no reports have been filed, or are required to be filed, by (or relating to) the Companies concerning the release or threatened release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law to or from any Real Property as a result of any activity of the Companies; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses in writing regarding compliance or noncompliance with any Environmental Law conducted by or for or which are in the possession of the Companies relating to the activities of the Companies or any of the Real Property that have not been delivered or disclosed to Buyer; (vii) to the Companies’ Knowledge, there are no underground storage tanks on, in, or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) to the Companies’ Knowledge, there is no asbestos present in any of the Real Property, and no asbestos has been removed from any of the Real Property; (ix) neither the Companies, nor any Material Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law; and (x) none of the Companies has used any of the Material Assets or any other assets or premises of the Companies for the handling, treatment, storage or disposal of any Hazardous Substances.

     3.18. Employee Matters.
     (a) Set forth on Schedule 3.18(a) is a complete list of all current employees of the Companies, including category (e.g., regular, full-time, temporary, part-time, etc.), date of employment, current title, compensation, the date and amount of last increase in compensation, accrued vacation and any accrued bonuses or benefits payable to such employee. The Companies do not have any collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of employees, labor union, or employee representative and there is no organization effort currently being made or, to the Companies’ Knowledge, threatened by or on behalf of any labor union with respect to employees of the Companies. The Companies have not experienced, and, to the Companies’ Knowledge, there has not been threatened any strike, material labor trouble, work stoppage, slow down, or other similar labor unrest. To the Companies’ Knowledge, no employee of the Companies is subject to any agreement or obligation that restricts or limits his or her ability to compete or to devote his or her full talents and efforts to the Companies after the Closing.
     (b) Except as listed in Schedule 3.18(b), the Companies are not subject to any currently pending or to the Companies’ Knowledge, threatened, material claims, charges, demands or suits arising under or based upon wages, commissions or benefits owed; covenants of fair dealing and good faith in employment; material claims for torts in the employment context, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; material claims for wrongful discharge or retaliation, material claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1873, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act, ERISA, WARN, COBRA. The Companies are not the subject of any currently ongoing, or to the Companies’ Knowledge, threatened investigations or audits by any Governmental Body for employment-related violations, including any investigations or audits by or on behalf of the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Internal Revenue Service, Department of Labor or any analogous Governmental Body.
     (c) The Companies are currently complying in all material respects with and have at all times since January 1, 2003 complied in all material respects with all applicable employment-related Laws. To the extent permitted by Law, the Companies have delivered or made available to Buyer any and all documents required to be kept by the Companies pursuant to any Laws governing employment, including EEO-1 statements, resumes, applications, employee handbooks, personnel files, I-9 forms and employee medical records.
     (d) The Companies are not obligated to pay any retention or change of control bonuses in connection with the transactions contemplated by this Agreement.

     3.19. Employee Benefit Plans.
     (a) Set forth in Schedule 3.19(a)(i) is a complete list of all “employee benefit plans” (as defined in ERISA), all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto, which (i) is maintained or contributed to by the Companies, or any ERISA Affiliate or with respect to which the Companies or any ERISA Affiliate has or may have any liability or (ii) provides benefits, or describes policies or procedures applicable, to any director, former director, consultant, former consultant, officer, employee, former officer, or former employee of the Companies, or of any ERISA Affiliate, or the dependents of any of the foregoing, regardless of whether funded (collectively, the “Employee Plans”). Except as set forth in the Latest Balance Sheet, the Companies do not have any liability for accrued employee leave used for vacation, sick leave, urgent business, or other reasons, except liabilities since the date of the Latest Balance Sheet incurred in the Ordinary Course of Business. Except as disclosed on Schedule 3.19(a)(ii), no written or oral representations have been made to any employee or former employee of the Companies promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year or for retiree coverage under any such plan (except to the extent of coverage required under COBRA or applicable state law). Liabilities for Employee Plans have been accounted for in accordance with GAAP. Except with respect to the First Year Options or as disclosed on Schedule 3.19(a)(ii), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of, compensation (including bonuses), or result in any payment or benefit that is contingent on consummation of the transactions contemplated by this Agreement and that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (without regard to clause (b)(2)(A)(ii) thereof) with respect to, any director, officer, consultant or employee (in each case, current or former) of the Companies. Furthermore, the Companies have not previously made any payments in connection with any prior transactions the deduction of which would be disallowed under Section 280G of the Code.
     (b) Except as disclosed on Schedule 3.19(b), with respect to each Employee Plan and each other “employee benefit plan” (as defined in ERISA) maintained or contributed to, currently or in the past by the Companies or any ERISA Affiliate, or with respect to which the Companies or any ERISA Affiliate has liability (collectively, the “Controlled Group Plans”):
     (i) there are no unfunded Liabilities existing under any Controlled Group Plan, which are not reflected in the respective financial statements of the Companies, and each Controlled Group Plan could be terminated as of the

Closing Date, subject to compliance with applicable notice provisions, with no Liability to any of Buyer, the Companies or any ERISA Affiliate;
     (ii) there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) or a multiemployer plan (as defined in Section 3(37) of ERISA) or that is subject to Section 412 of the Code; and
     (iii) each Controlled Group Plan has been operated in material compliance with its terms, ERISA, applicable tax qualification requirements (including without limitation Section 401(a) of the Code), COBRA requirements (including Section 4980B of the Code and Sections 601-609 of ERISA) and all other applicable Laws; and
     (iv) the only Controlled Group Plan which is intended to be qualified under Section 401(a) of the Code is the J.J. Wild Inc. of New England 401(k) Plan (the “JJW 401(k) Plan”) and it so qualifies, and nothing has occurred with respect to such Plan which could cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code; and
     (v) all required returns, forms, notices and other disclosure materials have been filed with the appropriate Governmental Body or distributed to participants and their beneficiaries, as applicable in a timely manner and as required by applicable law.
     (c) With respect to each Employee Plan, the Companies have delivered or made available to Buyer a true, correct, and complete copy of (i) the plan documents and summary plan description; (ii) the most recent determination or opinion letter received from the IRS; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; (v) all material reports and other documents (including the most recent actuarial and/or other analysis, if any) relating to the claims experience under any fully or partially self-funded Employee Plan that is an “employee welfare benefit plan” as defined in ERISA Section 3(1), including without limitation claims experience for the respective period and “incurred but not reported claims” at the end of the period; (vi) all contracts and agreements relating to the provision of administrative services, investment services and other services with respect to such Employee Plan; and (vii) all other material documents, records, or other materials related thereto reasonably requested by Buyer to the extent that disclosure is permitted by Law.
     (d) There has been no violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Code section 4975(c)(1)) that would subject the Companies or Buyer to any Taxes, penalties, or other liabilities resulting from such violation.
     (e) Except for routine claims for benefits arising in the Ordinary Course of Business and consistent with historical levels, there are no actions, suits, claims, audits,

or investigations pending or to the Companies’ Knowledge, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely in compliance with the terms of such plans and applicable Law.
     (f) Any and all Employee Plans (and any other agreements or arrangements to which the Companies are a party) that provide for the payment of deferred compensation under Section 409A of the Code have been operated in compliance with and otherwise satisfy the requirements of Code Section 409A.
     3.20. Stock Options
     (a) All stock options granted by the Companies are nonqualified stock options, and not incentive stock options as defined by Section 422(b) of the Code.
     3.21. Material Agreements.
     (a) Schedule 3.21(a) lists each agreement, arrangement and understanding (whether written or oral and including all amendments thereto), relating to the business of the Companies to which the Companies are a party or a beneficiary or by which the Companies or any Material Asset is bound that is material to the Companies’ current or proposed operations (collectively, the “Material Agreements”), including without limitation the following: (i) agreements pursuant to which the Companies sell or distribute any products or services that produced revenue to the Companies in excess of $250,000 per year during any calendar year since 2005; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Companies are, directly or indirectly, liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other Material Assets having an aggregate value in excess of $250,000; (v) agreements pursuant to which the Companies are entitled or obligated to acquire any capital assets from a third party with a value in excess of $250,000; (vi) insurance policies, including account numbers for state workers compensation insurance; (vii) employment, separation, collective bargaining, union, or labor agreements or arrangements, including agreements under which the Companies have retained consultants; (viii) agreements with or for the benefit of any Stockholder, director, manager, officer, employee, or consultant (or any Person that, to the Companies’ Knowledge, claims or has any basis to claim any rights as such) of the Companies or any affiliate or immediate family member of the foregoing; (ix) supply agreements or arrangements pursuant to which the Companies are entitled or obligated to acquire any goods or services from a third party having an aggregate value in excess of $250,000; (x) any partnership, joint venture, consortium, or other similar arrangements or agreements to which the Companies are a party; (xi) noncompetition agreements to which the Companies are a party or a beneficiary; and (xii) any other agreement pursuant to which the Companies are required to make or entitled to receive aggregate payments or other aggregate value in excess of $250,000.
     (b) Except as set forth in Schedule 3.21(b), the entering into of the Transaction Documents and the consummation of the transactions contemplated by the

Transaction Documents, without notice to or consent or approval of any Governmental Body or other Person, will not constitute a breach of, violation of, or default, or give any other party the right to terminate or accelerate any obligation, under any provision of any Material Agreement.
     (c) Sellers have delivered to Buyer a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 3.21(c), (i) each Material Agreement is valid, binding, and in full force and effect and enforceable against the Companies, if applicable, and, to the Companies’ Knowledge, the other parties thereto in accordance with its terms; (ii) there exists no material breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Companies or, to the Companies’ Knowledge, on the part of any other party under any Material Agreement; (iii) there has been no written notice of default, show cause or cure notice or, to the Companies’ Knowledge, any threatened termination under any Material Agreement, and there will be no termination prior to a scheduled termination date under any Material Agreement between the date hereof and the Closing Date (other than a termination effected consistent with Section 6.1 in the event of default by the other party); (iv) no party (including the Companies) has terminated, cancelled or waived in writing any material term or condition of any Material Agreement; (v) to the Companies’ Knowledge, no party to a Material Agreement intends to alter its relationship with the Companies under that Material Agreement or assert that the Companies are in default under, or terminate any Material Agreement prior to a scheduled termination date, whether as a result of the transactions contemplated by the Transaction Documents or otherwise; and (vi) to the Companies’ Knowledge, no party to a Material Agreement has been threatened with bankruptcy or insolvency.
     (d) To Companies’ Knowledge, there are no material delivery or performance issues or problems on the part of the Companies under any Material Agreement.
     (e) Except for claims in the Ordinary Course of Business, which are not material individually or in the aggregate, no warranty claims in connection with goods and services provided by the Companies have been made or threatened against the Companies in the past five (5) years, and no warranty claims are pending or, to Companies’ Knowledge, threatened, nor to Companies’ Knowledge, is there any reasonable basis for any such claim
     3.22. Customers. Set forth on Schedule 3.22 is a complete list of the Companies’ customers during the fiscal year ended December 31, 2006 and during the six months ended June 30, 2007 indicating the amount of revenues attributable to each customer during each period. No such customer that accounted for more than $250,000 in revenues for either of such periods (each, a “Material Customer”) has notified the Companies in writing of any intention, or to the Companies’ Knowledge threatened, to terminate its relationship with the Companies, in whole or part, prior to a scheduled termination date or materially alter its relationship with the Companies, and there has been no material dispute with a Material Customer since January 1, 2004. To the Companies’ Knowledge, there is no basis for any termination of an agreement with a Material Customer prior to a scheduled termination date, or for any alteration of the material terms of any agreement between the Companies and any Material Customer. The Companies have not received any notice or other communication in writing regarding the Companies’ actual or threatened disqualification, suspension, or debarment from contracting with a Governmental Body, including, without limitation, any show cause notice or cure notice, notice of termination for default or convenience, or notice for deductive change.
     3.23. Intellectual Property Rights.
     (a) Set forth on Schedule 3.23(a) is a list of all Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by and Government Body.
     (b) Set forth on Schedule 3.23(b) is all Intellectual Property that is used by the Companies pursuant to a written license from a third party (e.g., third party Software). If any third-party Intellectual Property is used without a written license, a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 3.23(b). With respect to all software used by the Companies that is generally licensed under in-bound “shrink wrap” end user licenses and other similar generally available commercial software licensed under binary code end user licenses, (i) all necessary licenses have been obtained and the Companies are in full compliance therewith and (ii) no royalties or other payments are due now or in the future.
     (c) Set forth on Schedule 3.23(c) is all Intellectual Property that is proprietary to the Companies and is licensed in writing by the Companies to a third party. If a third party uses or has access to Intellectual Property without a written license, a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 3.23(c).
     (d) The Companies own, or hold valid licenses to, all Intellectual Property required to conduct their business as currently conducted, including all Intellectual Property described on Schedule 3.23(a) and Schedule 3.23(b).
     (e) The Companies have entered into written assignment agreements with all past and present independent contractors who have been involved in the development of Intellectual Property that is currently used in the Companies’ business, and all Software, systems, designs, schematics, algorithms, architecture or other materials and related Intellectual Property rights developed by such independent contractors on behalf of or for the Companies that are currently used in the Companies’ business are owned by the Companies. Further, all Software, systems, designs, schematics, algorithms, architecture or other materials and related Intellectual Property rights developed by any employee and used by the Companies was developed within such employee’s scope of work at the Companies.
     (f) The Companies possess and own (or have valid license rights to) the Intellectual Property rights for any proprietary Software programs of the Companies, and the source code associated therewith has not been released or made available to any third party other than the customer for whom the Software was developed, if any. The Companies’ proprietary Software programs do not contain any “open source code,”

“shared source code,” “free software” or similar non-proprietary code that would impose any obligation on the Companies to (i) assign or license any part or all of the Software to others, (ii) acknowledge any third party as author, co-author, contributor or joint owner of the Software, (iii) pay royalties or other fees in the future, or (iv) waive or release any intellectual property rights in or to the Software, including but not limited to a waiver of any right to enforce or a covenant not to sue on any Intellectual Property right of the Companies.
     (g) Except as set forth on Schedule 3.23(g), the Companies have paid in full all applicable royalties and other fees with respect to the Intellectual Property used by the Company.
     (h) The existence or use of the Intellectual Property by the Companies in the manner in which it is currently used by the Companies does not infringe on the rights of any Person, and to Companies’ Knowledge, no Person is infringing on the Intellectual Property of the Companies. The Companies have not received any written notice or demand or to the Companies’ Knowledge been made the subject of a claim or action alleging that Intellectual Property used by it in the conduct of its business infringes or misappropriates the Intellectual Property rights of a third party, and to the Companies’ Knowledge no such claim or action is now pending.
     (i) Except as described on Schedule 3.23(i), no Governmental Body has obtained by contract or otherwise, rights in the Intellectual Property other than the right to use the same in accordance with the term of the applicable contract.
     3.24. Competing Interests. Except for the ownership of less than one percent of the capital stock or other securities of one or more public companies, no director or officer of the Companies, nor, to the Companies’ Knowledge, any employee or affiliate or immediate family member of the Companies or a director or officer of the Companies, (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of the Companies or that otherwise has material business dealings with the Companies or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Companies under, any Material Agreement or other business relationship or arrangement.
     3.25. Accounts Receivable. Except as described on Schedule 3.25, all accounts receivable reflected on the Latest Balance Sheet and all accounts receivable arising since the Latest Balance Sheet Date constitute bona fide, valid and binding claims (net of reserves) arising in the Ordinary Course of Business out of arms length transactions with third parties unrelated to Sellers which the Companies believe to be collectible (net of reserves). Except as described on Schedule 3.25, to the Companies’ Knowledge, there is no currently existing circumstance or condition (including the transactions contemplated by this Agreement) which within the eighteen-month period after the Closing would reasonably be expected to result in any pattern with regard to cancellations by customers or uncollectible accounts that is adverse to the Companies.
     3.26. Regulated Payments; Government Contracting. No Seller nor any director, officer, agent, or employee of the Companies, nor, to the Companies’ Knowledge, any affiliate or immediate family member of any of the foregoing has (a) used any funds of the Companies for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) violated any applicable procurement laws or regulations, or (d) made any other unlawful gift, contribution or payment. To Companies’ Knowledge, except for audits and reviews in the ordinary course of business by governmental agencies, none of the Companies, nor any of their respective directors, officers, agents or employees has been under administrative, civil or criminal investigation or indictment or audit by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any contract with a Governmental Body.
     3.27. Interested Party Transactions. Since the Latest Balance Sheet Date, there have not been any business dealings or transactions between the Companies and any Stockholder or any affiliate or family member of any Stockholder, other than transactions between the Companies, as employer, and such Person, as employee, in the usual, regular and Ordinary Course of Business.
     3.28. Anti-Takeover Statutes. The directors and officers of the Company have taken all necessary action so that no restrictive provision of any “fair price,” “moratorium,” “acquisition of controlling interest,” business combination or other similar anti-takeover statute or regulation or restrictive provision of any applicable anti-takeover provision in Holding’s articles of incorporation or bylaws, or any shareholder rights or similar plan, is, or at the Effective Time will be, applicable to Holding, PSC, or Merger Sub in connection with the transactions hereunder, or to the Merger Consideration, the Merger or any other transaction contemplated hereby or in the Transaction Documents.
ARTICLE IV
Representations and Warranties of Stockholders
     Each Stockholder (severally as to itself) represents and warrants to Buyer as follows:
     4.1. Capitalization; Ownership of Shares and Stock Options; Subsidiaries and Investments
     (a) Such Stockholder owns the Closing Shares, and at the Closing will own the Closing Shares, listed next to its name on Schedule 3.4(a), free and clear of any Liens other than pursuant to the agreements described in Section 6.18.
     (b) Except as listed in Schedule 3.4(b): (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character exist to purchase or otherwise acquire from such Stockholder, at any time, or upon the happening of any stated event, any securities of the Companies, whether or not presently issued or outstanding; and (ii) no Contracts, subscriptions, options, warrants, calls, commitments or rights exist to purchase or otherwise acquire from such Stockholder any securities convertible or exchangeable into or for capital stock or other securities of the Companies.

     4.2. Authority and Binding Effect. Such Stockholder has the full capacity, power and authority (corporate, stockholder or otherwise) to execute, deliver and perform this Agreement and the other Transaction Documents to be executed by it and has taken all actions necessary to secure all approvals (corporate, stockholder or otherwise) required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions by such Stockholder will not contravene or violate the articles of incorporation or bylaws of the Companies. This Agreement constitutes, and the other Transaction Documents to which such Stockholder is a party will constitute, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     4.3. Validity of the Transactions; Consents. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the Transactions by such Stockholder (i) will contravene or violate any Law or Court Order which is applicable to such Stockholder, (ii) will, subject to the consents provided for in Schedule 3.7, result in a Default under, or require the consent or approval of or prior notice to any party to, or require a payment to any party to, any Contract (including any Customer Contract or lease) to which such Stockholder is a party or otherwise bound or affected, or (iii) subject to the consents provided for in Schedule 3.7, require such Stockholder to notify or obtain any License from any Governmental Body.
     4.4. Restrictions. Such Stockholder is not subject to any Court Order that affects or restricts the ability of such Stockholder to consummate the Transactions. Such Stockholder is not a party to any Contract that restricts the Companies’ or such Stockholder’s ability to consummate the Transactions.
     4.5. Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of such Stockholder is, or will be, entitled to any commission or broker’s or finder’s fees the cost of which would be borne in whole or in part by the Companies in connection with this Agreement or any of the Transactions.
     4.6. Competing Interests. In the case of a Common Stockholder, and except for the ownership of less than one percent of the capital stock or other securities of one or more public companies, neither such Common Stockholder nor any Affiliate or immediate family member of such Common Stockholder (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of the Companies or that otherwise has material business dealings with the Companies or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Companies under, any Scheduled Contract or other business relationship or arrangement.
     4.7. Regulated Payments. Neither such Stockholder nor any Affiliate (other than Portfolio Companies) or immediate family member of such Stockholder has (a) used any funds of the Companies for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) violated any applicable procurement Laws or regulations, or (d) made any other unlawful gift, contribution or payment.
ARTICLE V
Representations and Warranties of Buyer
     PSC and Merger Sub, jointly and severally, represent and warrant to Sellers as follows:
     5.1. Organization. PSC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. PSC and Merger Sub have full power to own their properties and to conduct their business as presently conducted.
     5.2. Authority. Each Buyer has all requisite power and authority to execute, deliver, and perform under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery, and performance by Buyer of each Transaction Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of each Buyer. This Agreement has been, and at the Closing the other Transaction Documents to which it is a party will be, duly executed and delivered by PSC and Merger Sub, to the extent each is party thereto. This Agreement is, and upon execution and delivery, each of the other Transaction Documents to be executed by it will be, a legal, valid, and binding agreement of PSC and Merger Sub, as the case may be, enforceable against PSC and Merger Sub in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.
     5.3. No Violation. The execution, delivery, and performance of the Transaction Documents by PSC and Merger Sub will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision, bylaw or regulation or under any material agreement, instrument, order, law, or regulation to which either of them is a party or by which either of them is in any way bound or obligated.
     5.4. Governmental Consents. Other than HSR (see Section 3.8), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body is required on the part of either Buyer in connection with the transactions contemplated by the Transaction Documents to which Buyer is a party.
     5.5. Litigation. There are no pending or, to the knowledge of Buyer, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     5.6. Available Funds. Buyer has, and on the Closing Date and on any other date on which a portion of the Merger Consideration is payable will have, sufficient funds to enable it to consummate the transactions contemplated hereby.

ARTICLE VI
Covenants and Agreements
     6.1. Conduct of Business. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), unless Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, and except as otherwise specifically contemplated by this Agreement, the Companies will (a) operate in the Ordinary Course of Business and use their reasonable efforts to preserve the goodwill of the Companies and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Companies; (b) not engage in any transaction, including without limitation by making any material expenditure, investment, or commitment or arrangement of any kind, outside the Ordinary Course of Business except as contemplated in connection with the transactions under this Agreement; (c) not enter into any employment agreement or consulting agreement that may not be terminated at will without payment of any termination fee or severance, except to the extent that any such severance would not exceed amounts that would be paid in accordance with the Companies’ existing practices with respect to all employees, (d) except in the Ordinary Course of Business or as expressly permitted under this Agreement, not increase the compensation of any employee or officer or increase the benefits provided under any Employee Plan or make any bonus payments or other distributions, except that the Companies may accrue or pay one-time bonuses in connection with the Closing which together with the associated employment Taxes do not exceed, in the aggregate, the Discretionary Bonus Amount (the “Discretionary Bonuses”); (e) maintain all insurance policies and all Permits that are required for the Companies to carry on their business; (f) file all required Tax Returns and except as required by applicable law, all such Tax Returns shall be filed on a basis consistent with past practice (g) not make or change any Tax election, change an annual accounting period, adopt or change any accounting method for tax purposes (other than adopting new rules regarding the recognition or deferral of advance payments for income tax purposes), file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action which would have the effect of increasing the Tax liability for any period ending after the Closing Date or decreasing any tax liability or attribute existing on the Closing Date; (h) maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; and (i) not take any action that would result in a breach of any of the representations and warranties set forth in Article III.
     6.2. Access and Information. During the Interim Period, the Companies will permit Buyer and its representatives to have reasonable access to the Companies’ directors, officers, employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Companies during normal business hours upon reasonable advance notice and will furnish to Buyer such information, financial and tax records, and other documents relating to the Companies and their operations and businesses as Buyer may reasonably request. The Companies will permit Buyer and its representatives reasonable access to the Companies’ accountants, auditors, customers, and suppliers for consultation or verification of any information obtained by Buyer and will use their best reasonable efforts to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information.

     6.3. Supplemental Disclosure.
     (a) During the Interim Period, the Companies will promptly supplement in writing each of the Schedules to this Agreement with respect to any matter that arose prior to the date of this Agreement but as to which the Companies become aware after the date of this Agreement and that, if known at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement; provided that for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such supplemental disclosure will be deemed not to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.
     (b) During the Interim Period, the Companies will promptly supplement in writing each of the Schedules to this Agreement with respect to any matter that arises after the date of this Agreement as to which the Companies become aware that, if existing at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement. With respect to any such supplemental disclosure relating to a matter occurring subsequent to the date of this Agreement (other than a breach of Section 6.1), if Buyer would have the right to terminate this Agreement pursuant to Section 10.1 as a result of such supplemental disclosure and it does not exercise such right prior to the Closing Date, then for purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, such supplemental disclosure will be deemed to have been disclosed to Buyer as of the date of this Agreement and shall constitute an amendment of the representation or warranty to which it relates (and the corresponding Schedules) for purposes of this Agreement.
     6.4. Notification of Certain Matters. Each Seller will give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event that such Seller believes could cause such Seller’s representations or warranties contained in this Agreement to be untrue or inaccurate at any time during the Interim Period, and (b) any failure of such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect any remedies otherwise available to Buyer under the remaining terms of this Agreement.
     6.5. Fulfillment of Conditions by Sellers. Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement and the other Transaction Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Sellers in this Agreement not to be true and correct as of the Closing. Sellers will, and will cause the Companies to, take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of Sellers; provided, however, that no Seller nor any of its Affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

     6.6. Fulfillment of Conditions by Buyer. Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer in this Agreement not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated by this Agreement that are dependent on the actions of Buyer; provided, however, that neither Buyer nor any of its Affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person.
     6.7. Publicity. Prior to the Closing, Buyer and the Sellers will maintain the confidentiality of the transactions contemplated by this Agreement and neither Buyer nor Sellers will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement, except as required by applicable Law or stock market requirements. Buyer and the Stockholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the announcement promptly after the Closing of the transactions contemplated by this Agreement. Neither Buyer nor the Stockholders will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance.
     6.8. Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting, and other professional fees) that it incurs in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement. The Buyer will be entitled to be reimbursed in accordance with Section 2.6(f)(ii) for Seller Transaction Costs paid by Buyer after the Closing.
     6.9. No-Shop Provisions. Each of the Sellers hereby represents, covenants and agrees that at all times during the Interim Period, it will not, and will not permit any of its Affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors, managers or employees of Sellers or any investment banker, financial advisor, attorney, accountant, or other representative retained by Sellers or any of their Affiliates to take any such action. A Seller will notify Buyer immediately after receipt by such Seller (or any of its officers, directors, advisors or other representatives) of any bona fide proposal for or written bona fide inquiry respecting any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the assets, properties, books or records of the Companies by any Person that informs or has informed such Seller that it is considering making or has made such a proposal or inquiry. Such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.
     6.10. Filing and Authorizations. As promptly as practicable, Buyer and the Companies will make, or cause to be made, such filings and submissions under Laws applicable to it as may be required to consummate the transactions contemplated herein, and will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by Buyer and the Companies, respectively. In furtherance and not in limitation of the foregoing, as promptly as practicable, and in any event within 10 Business Days following the execution and delivery of this Agreement by the Buyer and the Companies, Buyer and the Companies shall prepare and file any required notification and report form under the HSR Act in connection with the transactions contemplated hereby. Buyer and the Companies shall request early termination of the waiting period thereunder. Buyer and the Companies shall respond with reasonable diligence to any request for additional information made in response to such filings. Any filing fee incurred with respect to such required notification and report form pursuant to this Section 6.10 shall be shared equally by the Buyer and the Companies.
     6.11. Release by Stockholders. In consideration of the Merger Consideration, and other good and valuable consideration, effective upon the Closing, each Stockholder, for itself and its heirs, executors, administrators, owners, managers, officers, successors and assigns, hereby fully, unconditionally and knowingly releases and forever discharges and holds harmless the Companies and their respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, arising out of the operation or conduct of the Companies’ business or a transaction or circumstance occurring or existing or related to the period of time prior to the Closing, relating in any way, directly or indirectly, to the Companies, this Agreement or the transactions contemplated hereby, that such Stockholder may now have or may hereafter claim to have against the Companies or any of such employees, officers, directors, successors or assigns; provided that the foregoing release will not affect any obligations of Buyer to the Stockholders under this Agreement or any other Transaction Document, and right a director or officer of the Company may have to indemnification under the Companies’ charter or bylaws or any agreement between the Companies and such officer or director, or, if a Stockholder remains employed by the Companies after the Closing, (i) any accrued employee benefits included on the Closing Balance Sheet, (ii) obligations under any employment agreement relating to such post-Closing employment, and (iii) obligations accruing after Closing that solely arise or result from such post-Closing employment.
     6.12. JJW 401(k) Plan. The Companies will cause to be adopted prior to the Closing, Board of Directors resolutions to terminate the JJW 401(k) Plan contingent upon the Closing. Following the date of such termination, no contributions will be made to the JJW 401(k) Plan other than (i) contributions that have been accrued on behalf of participants prior to the termination, and (ii) contributions made on behalf of participants in the JJW 401(k) Plan that are based on compensation earned before the termination. Such resolutions will provide (to the extent required under Section 411 of the Code) that all participants be fully vested in their account balances under the JJW 401(k) Plan. Such resolutions will also authorize distributions of JJW 401(k) Plan balances to participants as soon as practicable following the Closing and following the Companies’ receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the JJW 401(k) Plan following its termination. Plan participants who are employed by Buyer or its Affiliates and are otherwise eligible to participate in Buyer’s 401(k) plan when such distributions are made following the Companies’ receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the JJW 401(k) Plan following its termination will have the opportunity to roll over their plan balances into the Buyer’s 401(k) plan.
     6.13. Stock Options.
     (a) Prior to the Closing, Holding will adopt amendments to the Stock Options and the Stock Option Plan in form and substance reasonably satisfactory to Buyer and will notify the holders of Stock Options of such amendments in a manner reasonably satisfactory to Buyer.
     (b) To the extent any Stock Option is not exercised prior to the Closing, such Stock Option shall terminate and be canceled and be of no further force or effect without consideration therefor effective as of the Closing, except to the extent that First Year Option Holders are entitled to receive Option Merger Consideration as provided in Section 2.6(f)(iv).
     6.14. Confidentiality. Each Stockholder recognizes and acknowledges that he has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Companies and Buyer such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Companies’ and the Buyer’s respective businesses. During the three-year period beginning on the Closing Date, no Stockholder will disclose confidential information with respect to the Buyer at any time, nor with respect to the Companies’ business after the Closing Date, to any Person for any purpose or reason whatsoever (except to authorized representatives of such Stockholder and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.14, unless (i) such information becomes known to the public generally through no fault of any Stockholder, (ii) such information becomes available to such Stockholder on a non-confidential basis from a source other than the Stockholder, provided that such source is not known by such Stockholder to be subject to any other confidentiality obligation, or (iii) any Stockholder reasonably believes that such disclosure is required or advisable under applicable Law or in connection with the defense of a lawsuit against any Stockholder or for certification or state licensure purposes; provided that prior to disclosing any information pursuant to clause (iii) above, such Stockholder shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure. Notwithstanding the above, this Section 6.14 shall not apply to any residual knowledge of a Stockholder with respect to the Companies, meaning ideas, concepts and other knowledge of general application in non-tangible form which may be retained in the memory of such Stockholder (or by representatives of such Stockholder if such Stockholder is an entity).

     6.15. Stockholder Non-Solicitation; Non-Competition.
     (a) Non-Solicitation of Customers. During the Restrictive Period and without regard for whether a Stockholder is employed by the Companies or Buyer, each Common Stockholder agrees not to directly or indirectly: (i) induce or attempt to induce any Current Customer or Prospective Customer of the Companies to reduce or terminate its business with the Companies; (ii) interfere or attempt to interfere with the Companies’ business relationship with a Current Customer or Prospective Customer of the Companies; (iii) solicit, divert or attempt to divert from the Companies, any business from a Current Customer or Prospective Customer of the Companies.
     (b) Non-Solicitation of Employees. During the Restrictive Period and without regard for whether the Stockholder is employed by the Companies or Buyer, each Stockholder agrees not to directly or indirectly: (i) induce or attempt to induce any employee, officer or consultant of the Companies or Buyer to terminate his or her employment or engagement with the Companies or Buyer; (ii) interfere with or disrupt the Companies’ or Buyer’s relationship with its respective employees, officers or consultants; or (iii) solicit, entice, engage or hire away any such employee, officer or consultant who is at that time or was within the previous six months employed or engaged by the Companies or Buyer without the express, written consent of Buyer, which consent Buyer may in its absolute discretion withhold. The restrictions in this Section 6.15 do not apply to Don Hunter, Daniel Ginzburg, and William Seibel. For avoidance of doubt, the restrictions in this Section 6.15 do not apply to actions taken by a Portfolio Company provided that the actions of the Portfolio Company were not initiated, recommended, or directed by a Stockholder.
     (c) Non-Competition. During the Restrictive Period and without regard for whether a Stockholder is employed by the Companies or Buyer, each Common Stockholder agrees not to engage, directly or indirectly, in any business activity, position or function with any entity that directly or indirectly competes with the Companies that is the same or similar to any business activity, position or function that he or she performed on behalf of the Companies, or be interested, directly or indirectly (as a shareholder (other than as a holder of less than one percent of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant) in any business organization that is engaged or becomes engaged in any business activity that the Companies is conducting at the Closing Date or has conducted at any time during the two-year period immediately preceding the Stockholder’s attempted engagement in such activity or that the Companies has notified the Stockholder that it proposes to conduct or that the Stockholder has knowledge that the Companies intend to conduct. The foregoing shall not restrict any Stockholder from serving on the board of directors or similar governing body of any entity that does not compete directly or indirectly with the Companies or the Buyer.
     6.16. Further Assurances; Cooperation. Consistent with the terms and conditions hereof, each of Buyer and the Companies will use its commercially reasonable efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Closing, or as the other party hereto may reasonably request in order to carry out this Agreement and the transactions contemplated hereby. In addition, each of Buyer and the Companies will cooperate as and to the extent reasonably requested by any other party hereto in connection with governmental inquiries, filings or litigation, including but not limited to audits and administrative proceedings. Such cooperation will include the provision of records and information which are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     6.17. Form 8-K. Upon the request of Buyer, the Companies and the Common Stockholders agree to assist Buyer, its auditors and counsel in the preparation of a Form 8-K or Forms 8-K for filing with the SEC disclosing the transactions contemplated by this Agreement. Additionally, the Companies and the Common Stockholders will use commercially reasonable efforts to cause the Companies’ independent accountant, to (a) deliver to Buyer any opinion of such firm required in accordance with Rule 2-02 of Regulation S-X promulgated by the SEC, and a written consent to the filing of its opinion with the SEC in connection with the filing of the Form 8-K contemplated by this Section 6.17; (b) provide such information and assistance as reasonably required by Buyer in connection with the preparation by Buyer and its independent accountants of pro forma financial statements required under applicable SEC regulations; (c) facilitate the review of any Companies audit or review work papers, including the examination of selected interim financial statements and data; and (d) deliver such representations as may be reasonably requested by Buyer’s independent accountants. Buyer will be responsible for any reasonable third party expenses that may be incurred in support of the Stockholder assistance contemplated herein.
     6.18. Certain Consents by Sellers. Each Seller hereby consents to the sale to Buyer of the Closing Shares owned by each other Seller on the terms and conditions set forth in this Agreement for all purposes, including, but not limited to, pursuant to that certain Corporate Buy-Sell Agreement dated September 13, 1995 among the JJW, John J. Wild, Jr. and Salvatore Lanuto, as amended by the amendment dated as of December 28, 2005 (the “Buy-Sell Agreement”). The Sellers hereby agree that the Buy-Sell Agreement shall be terminated for all purposes effective immediately prior to the Closing. In addition, each Seller hereby agrees that each of the following agreements to which it is a party shall be terminated for all purposes effective immediately prior to the Closing without any further action required: (i) the Preferred Stock Purchase Agreement dated January 25, 2006 among Holding, JJW, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media Communications III-D C.V., Digital Media & Communications III-E C.V., Advent Partners DMC III Limited Partnership, Advent Partners II-A Limited Partnership, and Advent Partners III Limited Partnership (collectively, the “Series A Investors”), and Salvatore Lanuto, Richard D. Fitzpatrick and John J. Wild, Jr. (collectively, the “Principal Stockholders”), as amended by a First Amendment to Preferred Stock Purchase Agreement dated as of March 8, 2006 (as so amended, the “Preferred Stock Purchase Agreement”); (ii) the Amended and Restated Stockholders’ Agreement, dated November 7, 2006 among Holding, the Series A Investors, the Principal Stockholders and the other common stockholders parties thereto (the “Stockholders Agreement”); (iii) the Registration Rights Agreement dated March 8, 2006 among Holding, the Series A Investors and the Principal

Stockholders (the “Registration Rights Agreement”); and (iv) the Management Rights Letter dated March 8, 2006 between Holding and Digital Media & Communications III Limited Partnership. Without limiting the generality of the foregoing, (i) each Seller who is a party to the Preferred Stock Purchase Agreement, who together hold 85% of the outstanding Series A Preferred Shares (as defined in the Preferred Stock Purchase Agreement), and acting in accordance with Section 9.12 of the Preferred Stock Purchase Agreement, hereby amend the Preferred Stock Purchase Agreement to provide that it shall terminate immediately prior to the Closing; (ii) each Seller who is a party to the Stockholders Agreement, who together hold two-thirds of the outstanding shares of Series A Preferred Stock and a majority of the outstanding Company Securities (as defined in the Stockholders Agreement) held by all of the Principal Stockholders, and acting in accordance with Section 8.6 of the Stockholders Agreement, hereby amend the Stockholders Agreement to provide that it shall terminate immediately prior to the Closing; and (iii) each Seller who is a party to the Registration Rights Agreement, who together hold a majority of the Registrable Securities held by the Investors and a majority of the Registrable Securities held by the Common Holders (as such terms are defined in the Registration Rights Agreement), and acting in accordance with Section 7.2 of the Registration Rights Agreement, hereby amend the Registration Rights Agreement to provide that it shall terminate immediately prior to the Closing. To the extent that the approval of the Companies shall be required to terminate any of such agreements, the Companies hereby agree that such agreements shall terminate immediately prior to the Closing.
     6.19. Anti-Takeover Statutes. If any anti-takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its management shall grant such approvals and take such lawful actions, subject to PSC’s prior written consent, as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act, subject to PSC’s prior written consent (which consent will not be unreasonably withheld), to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.
     6.20. Proprietary Rights
     (a) Each Common Stockholder hereby agrees and acknowledges that any work product created by such Stockholder (in whole or in part, either alone or jointly with others) either (i) in the course of such Stockholder’s employment by the Companies, (ii) using the Companies’ time, material or facilities, or (iii) relating to the Companies’ business and affairs, in which such Stockholder otherwise would have rights but for this Section 6.20, including, but not limited to the Companies’ Intellectual Property and any other computer programs, charts, graphs, graphics, marketing material, advertising, lessons, curricula, motion pictures, videos, audio recordings, instructional manuals, policy manuals, guides, simulations, presentations, documents, inventions, processes and designs (the “Works”) shall be the sole property of Companies and the Companies are the sole owners of all Patents, Copyrights, Trademarks and other Intellectual Property Rights and registrations in connection therewith. To perfect Companies’ ownership of the Works, such Seller hereby assigns to Companies any and all right, title and interest that such Common Stockholder may have acquired in the Works, including the right to modify or create derivative works based on the Works.

     (b) Each Common Stockholder agrees to assist Companies in every proper way to obtain and from time to time enforce the Patents, Copyrights, Trademarks and other Intellectual Property Rights in the Works in any and all countries, and such Common Stockholder will execute all documents for use in applying for and obtaining such rights and enforcing them as Companies may desire, together with any assignments of the Works to the Companies or Persons designated by the Companies. If the Companies are unable despite reasonable efforts to secure such Common Stockholder’s signature to any lawful and necessary documents required to apply for or execute any application with respect to the Works (including renewals, extensions, continuations, divisions or continuations in whole or in part thereof), such Common Stockholder hereby irrevocably designates and appoints the Companies and their duly authorized officers and agents, as his/her agent and attorney-in-fact to act for and on his/her behalf and to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of Patents, Copyrights, Trademarks or other Intellectual Property Rights therein, with the same legal force and effect as if executed by such Common Stockholder.
     (c) Each Preferred Stockholder represents that it has not developed, conceived or created, in whole or in part, any Intellectual Property used by the Companies.
     6.21. Indemnification of Directors and Officers of the Company. During the period ending six years after the Closing Date, Buyer will ensure that the Companies fulfill and honor the obligations of the Companies to the Companies’ directors and officers to the fullest extent that the Companies would have been required or permitted under the Companies’ charter and bylaws as in effect on the date hereof against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether criminal, civil, administrative or investigative, arising out of any matters existing at or prior to the Closing Date which are asserted after the Closing Date. In connection therewith, Buyer and the Companies shall also advance expenses to such directors and officers as incurred to the fullest extent permitted under the Companies’ charter and bylaws as in effect on the date hereof; provided, however, that the person to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
     6.22. Meeting of Stockholders of Holding. Holding shall promptly take all action reasonably necessary in accordance with Massachusetts Law and the articles of incorporation and bylaws of Holding to convene a meeting of its stockholders to consider and vote upon the adoption of this Agreement and approval of the Merger (or to submit such action to its stockholders by written consent in lieu of a meeting). Holding shall deliver to the Buyer for its review copies of any materials to be submitted by Holding to the stockholders in connection with the solicitation of their approval of the Merger and this Agreement
     6.23. Bonus Plan. No later than December 31, 2007, Buyer shall cause the Companies to establish a bonus and retention plan under which the Companies will make payments (including bonus payments and related employment taxes) of (a) $1,000,000 on October 1, 2008, and (b) up to $1,000,000 on each of October 1, 2009 and October 1, 2010 if all of the eligible employees are still employed by the Companies on those dates. Only employees of the

Companies on the Closing Date will be eligible to participate in this plan. An eligible employee must still be employed by the Companies on a payment date in order to receive a payment on that date. Buyer will work with management of the Companies to determine the appropriate allocation of bonus payments among the eligible employees.
ARTICLE VII
Tax Matters
     7.1. Tax Periods Ending On or Before the Closing Date. For Tax Returns due after the Closing Date, Buyer shall file or cause to be filed any Tax Returns of the Companies for tax periods that end on or before the Closing Date (a “Pre-Closing Period” and each such Tax Return, a “Pre-Closing Return”). The Stockholders shall be responsible for any Pre-Closing Period Taxes of the Companies or any Taxes of Buyer that relate to the Companies’ Pre-Closing Period Taxes, except to the extent such Taxes were specifically and fully reserved in the Closing Balance Sheet and except to the extent provided in Section 2(j) of Exhibit F. For purposes of computing the Stockholders’ payment pursuant to the foregoing sentence, the Stockholders’ share of 2007 Taxes shall be computed without regard to (i) the compensation deductions attributable to payments of Discretionary Bonuses or payments made in respect of First Year Options (such deductions shall be solely for the benefit of the Buyer) and (ii) any benefit due to accounting method changes; provided that for purposes of computing the Stockholders’ payment pursuant to the foregoing sentence, any liability for 2007 Taxes shall be offset by any applicable net operating loss carryforwards. Any amounts due to Buyer under this Section 7.1 shall be paid to Buyer out of the Escrow.
     7.2. Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall file or cause to be filed any Tax Returns of the Companies for tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period” and each such Tax Return, a “Straddle Period Return”). The Stockholders shall be responsible for any Taxes of the Companies or any Taxes of Buyer that relate to the Companies’ Taxes for the portion of the Straddle Period ending on the Closing Date (as determined by Section 7.3), except to the extent such Taxes were specifically and fully reserved in the Closing Balance Sheet. For purposes of computing the Stockholders’ payment pursuant to the foregoing sentence, the Stockholders’ share of 2007 Taxes shall be computed without regard to (i) the compensation deductions attributable to payments of Discretionary Bonuses or payments made in respect of First Year Options (such deductions shall be solely for the benefit of the Buyer) and (ii) any benefit due to accounting method changes; provided that for purposes of computing the Stockholders’ payment pursuant to the foregoing sentence, any liability for the Stockholders’ share of 2007 Taxes shall be offset by any applicable net operating loss carryforwards. Any amounts due to Buyer under this Section 7.2 shall be paid to Buyer out of the Escrow.
     7.3. Tax Allocation. For purposes of this Agreement, in the case of any Taxes that are payable by the Companies for any Straddle Period, the portion of such Tax payable by the Companies which relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Companies or the Buyer if the Straddle Period ended on the Closing Date; provided, however, that any franchise Tax shall be allocated to the taxable period (or portion thereof) during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period (or portion thereof) is obtained by the payment of such franchise Tax.
     7.4. Certain Contest Rights.
     (a) Within 15 days of receipt by Buyer, the Companies or the Stockholders of a written notice of any notice, demand, claim or circumstance that, either at such time or after the lapse of time, might give rise to an adjustment or audit of any Tax Return of the Companies for Pre-Closing Returns or Straddle Period Returns, the party receiving such notice shall in turn provide notice (the “Tax Claim Notice”) to the other parties hereunder. The Tax Claim Notice shall contain factual information (to the extent known to the party receiving the inquiry or notice from the taxing authority) describing such demand, claim or circumstance, including any asserted tax liability (an “Asserted Tax Claim”) in reasonable detail and shall include copies of any notice or other document received in respect of any such Asserted Tax Claim.
     (b) Subject to the Stockholders’ right to participate in any tax proceeding as described below, the Buyer shall have the power and authority to control the conduct of the Companies in respect of any audit or investigation relating to the Companies, including without limitation any Asserted Tax Claim. With respect to any such activities relating to any periods ending on or before the Closing Date, the Stockholder Representatives shall be given the opportunity to participate, and no resolution or settlement of any such claim or demand shall be made without the Stockholder Representative’s consent, which consent shall not be unreasonably withheld. In the event that the terms of this Section 7.4 are inconsistent with the terms of Section 9.6 hereof, the terms of this Section 7.4 shall control.
     7.5. Cooperation on Tax Matters. After the Closing Date:
     (a) Buyer, on the one hand, and the Stockholder Representative, on the other hand, will cooperate with one another and each shall make available to the other, as reasonably requested in writing, all information, records or documents relating to the preparation of any Tax Return, the payment of any Taxes in accordance with this Agreement, and the conduct of any Tax audit or other litigation involving Taxes. Such information, records or documents will be preserved until the expiration of any applicable statute of limitations or extensions thereof. The cooperation contemplated hereunder shall include providing, upon request, as promptly as practicable, such information relating to the Companies (including access to books and records) as is reasonably available to such party and reasonably necessary for the filing of any Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return as well as copies of pre acquisition Tax Returns and supporting workpapers.

     (b) At least 15 Business Days prior to filing or amending (i) any Prior Period Return relating to state or federal income Taxes, (ii) any Prior Period Return relating to state sales or use Taxes, (iii) any Prior Period Return relating to any Tax other than income or sales or use Taxes where the amount to be paid exceeds $25,000, (iv) any Current Period Return relating to state or federal income Taxes, or (v) any Current Period Return relating to state sales or use Taxes to be filed in a state where the Companies have not previously filed sales or use Tax Returns and where the amount to be paid exceeds $25,000, Buyer shall provide the Stockholder Representative with a copy of such Tax Return, together with such supporting materials as shall be reasonably necessary for the Stockholder Representative to understand the same and evaluate the accuracy thereof, for the Stockholder Representative’s review, and Buyer shall give due regard to any comments by the Stockholder Representative. For purposes of this Section 7.5, (x) “Prior Period Return” means a Pre-Closing Return that was due before the Closing Date and (y) “Current Period Return” means a Pre-Closing Return that is due after the Closing Date or a Straddle Period Return.
     (c) At least 15 Business Days prior to the date that the Companies, the Buyer or any of their respective advisors shall contact any taxing authority to offer to pay Taxes relating to any Pre-Closing Period pursuant to a voluntary disclosure agreement or any other similar program, Buyer shall provide the Stockholder Representative with a written description of Taxes Buyer believes to be owed and the basis therefor, together with such supporting materials as shall be reasonably necessary for the Stockholder Representative to understand the same and evaluate the accuracy thereof, for the Stockholder Representative’s review, and Buyer shall give due regard to any comments by the Stockholder Representative with respect to such matter.
     7.6. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalty and interest) and other governmental charges (including any penalty and interest) payable in connection with the transfer of the Stock as contemplated by this Agreement shall be borne by the Stockholders, be timely paid by the Stockholders, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to the aforementioned items.
     7.7. Withholding. The Stockholders shall each provide a certification of non-foreign status containing the information required in Regulation Section 1.1445-2(b)(2) promulgated under the Code and any other forms, certificates or other documents necessary to avoid withholding on any portion of the Merger Consideration.
ARTICLE VIII
Closing Conditions
     8.1. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Buyer may waive compliance with any such conditions in writing:
     (a) All representations and warranties of Sellers contained in this Agreement were true and correct as of the date hereof and will be true and correct in all material respects (to the extent not qualified by materiality) or in all respects (to the extent qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as of a particular date (which will be true and correct only as of such date) and Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyer, executed on behalf of the Companies by an executive officer of the Companies.
     (b) Sellers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 2.10, and Buyer will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyer, executed on behalf of the Companies by an executive officer of the Companies.
     (c) All required contractual and governmental consents, approvals, orders, licenses, bonds or authorizations set forth on Schedule 3.7, and all consents and approvals required under the HSR Act, will have been obtained and all contractual or governmental notices set forth on Schedule 3.7, will have been given.
     (d) There will be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement or as a result of which Buyer could be required to dispose of any assets or operations of Buyer or its Affiliates (including any Material Assets or material operations to be acquired) or to comply with any material restriction on the manner in which Buyer or its Affiliates conduct their operations (including the operations of the Companies)
     (e) All Liens on the assets of the Companies or the Closing Shares, other than Liens on assets identified on Schedule 8.1(e) to remain after Closing, will have been released and Sellers will have delivered to Buyer executed UCC-3 termination statements or other releases satisfactory to Buyer to evidence such releases.
     (f) The employment related agreements described on Schedule 8.1(f) shall have been terminated.
     (g) The Companies will have delivered Associate Employment Agreements to Buyer, substantially in the form of Exhibit C-1, executed by the employees of the Companies set forth on Schedule 8.1(g)
     (h) The Companies will have delivered Executive Employment Agreements to Buyer, substantially in the form of Exhibit C-2, executed by the executives of the Companies set forth on Schedule 8.1(h).
     (i) The Companies will have delivered Noncompetition Agreements to Buyer, substantially in the form of Exhibit D-1, executed by the Stockholders of Holding set forth on Schedule 8.1(i).

     (j) The Companies will have delivered Noncompetition Agreements to Buyer, substantially in the form of Exhibit D-2, executed by the employees of Holding set forth on Schedule 8.1(j).
     (k) The Companies will have delivered to Buyer a legal opinion of the Companies’ counsel covering such matters as Buyer may reasonably request and in form and substance reasonably satisfactory to Buyer.
     (l) As evidenced by a binder or endorsement issued by the insurance company for each applicable policy, the Companies will have purchased a six-year extended reporting period on the Companies’ current policy that covers directors’ and officers’ insurance and indemnification, employment practices liability and fiduciary liability insurance.
     (m) No more than two stockholders of Holding owning no more than one percent of the Closing Common Shares in the aggregate shall have failed to have (i) either entered into this Agreement or entered into Joinder Agreements and (ii) delivered a certificate, in form and substance reasonably satisfactory to Buyer, to the effect that all of the representations and warranties of that Stockholder contained in this Agreement were true and correct as of the date hereof and will be true and correct in all material respects (to the extent not qualified by materiality) or in all respects (to the extent qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as of a particular date (which will be true and correct only as of such date).
     (n) This Agreement shall have been adopted and the Merger shall have been approved by the requisite vote of the stockholders of Holding, as may be required by Massachusetts Law, and by any applicable provisions of Holding’s articles of incorporation and bylaws (the “Stockholder Approval”).
     (o) No more than two stockholders of Holding owning no more than one percent of the Closing Common Shares in the aggregate shall have exercised or given notice of their intent to exercise its dissenters’ or appraisal rights in accordance with Section 13.23 of Massachusetts Law.
     (p) All of the Stock Options will have been canceled.
     (q) Holding shall have terminated the Stock Option Plan.
     (r) The JJW 401(k) Plan shall have been terminated as described in Section 6.12.
     (s) The Companies shall have terminated the Credit Agreement dated March 20, 2006, among J.J. Wild Holdings, Inc., J.J. Wild, Inc., the other credit parties signatory thereto, the lenders listed therein and General Electric Capital Corporation, as Administrative Agent, and all pledges, security interests and agreements relating thereto.

     (t) No Material Adverse Effect shall exist.
     8.2. Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Sellers may waive compliance with any such conditions in writing:
     (a) All representations and warranties of Buyer contained in this Agreement were true and correct as of the date hereof and will be true and correct in all material respects (to the extent not qualified by materiality) or in all respects (to the extent qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for the representations and warranties that address matters only as a particular date (which will be true and correct only as of such date) and Holding will have received a certificate to such effect in form and substance reasonably satisfactory to Sellers executed on behalf of each Buyer by an executive officer of Buyer.
     (b) Buyer will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to Section 2.10, and Holding will have received a certificate to such effect in form and substance reasonably satisfactory to Sellers executed on behalf of each Buyer by an executive officer of each Buyer.
     (c) All required governmental consents, approvals, orders, or authorizations under the HSR Act will have been obtained.
     (d) There will be no pending or threatened proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement.
     (e) Buyer will have delivered to the executives of the Companies set forth on Schedule 8.1(h) Executive Employment Agreements substantially in the form of Exhibit C-2.
     (f) Stockholder Approval shall have been obtained.
ARTICLE IX
Indemnification
     9.1. Indemnification of Buyer. Subject to the other provisions of this Article IX and the provisions of Exhibit F, if the Closing occurs, the Stockholders will indemnify and hold Buyer, its Affiliates (including the Companies) and their respective directors, officers, employees, and agents (collectively, the “Buyer Parties”) harmless, and if the Closing does not occur, the Companies, jointly and severally, will indemnify and hold the Buyer Parties (excluding the Companies) harmless, from any and all Liabilities, obligations, claims, losses, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys’

fees (collectively, “Losses”), that any Buyer Party actually suffers or incurs as a result of or relating to:
     (a) the breach of any representation or warranty made by the Companies in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach;
     (b) the breach of any covenant or agreement made by the Companies in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach; and
     (c) any Liability of the Companies for Tax allocable to (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period through the end of the Closing Date, in each case, to the extent that such Tax has not been specifically and fully reserved as a liability on the Closing Balance Sheet (for the avoidance of doubt, this Section 9.1(c) shall include any Tax paid pursuant to a voluntary disclosure agreement or any other similar programs).
For purposes of indemnification pursuant to this Section 9.1, all materiality qualifiers will be excluded from and given no effect in each representation and warranty set forth in Article III (other than Section 3.12(b) and Section 3.21(a)) and each covenant and agreement set forth in Article VI.
     9.2. Indemnification of Buyer for Stockholder Breach. Subject to the other provisions of this Article IX and the provisions of Exhibit F, if the Closing occurs, each Stockholder will indemnify and hold the Buyer Parties harmless, and if the Closing does not occur, each Stockholder will indemnify and hold the Buyer Parties (excluding the Companies) harmless, from any Losses that any Buyer Party actually suffers or incurs as a result of or relating to:
     (a) the breach of any representation or warranty made by that Stockholder in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach; and
     (b) the breach of any covenant or agreement by that Stockholder in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach.
For purposes of indemnification pursuant to this Section 9.2, all materiality qualifiers will be excluded from and given no effect in each representation and warranty set forth in Article IV, and each covenant and agreement set forth in Article VI.
     9.3. Indemnification of Stockholders. Subject to the other provisions of this Article IX and the provisions of Exhibit F, if the Closing occurs, Buyer will indemnify and hold the Stockholders, their Affiliates and their respective agents (collectively, the “Stockholder Parties”) harmless, and if the Closing does not occur, Buyer will indemnify and hold the Companies, their Affiliates and their respective agents (collectively, the “Company Parties”) harmless, from any and all Losses that any Stockholder Party or Company Party, as the case may be, suffers or incurs as a result of or relating to:

     (a) the breach of any representation or warranty made by a Buyer in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach; or
     (b) the breach of any covenant or agreement made by a Buyer in this Agreement or any other Transaction Document or any allegation by a third party that, if true, would constitute such a breach.
     For purposes of indemnification pursuant to this Section 9.3, all materiality qualifications will be excluded from and given no effect in each representation and warranty set forth in Article V and each covenant and agreement set forth in Article VI.
     For Tax purposes, any amounts required to be paid by one party to the other pursuant to Section 9.1, 9.2 or 9.3 of this Agreement shall be treated as a Merger Consideration Adjustment by all parties.
     9.4. Limitations on Indemnification; Survival. The indemnification obligations of the parties under this Article IX are subject to the limitations set forth in Exhibit F.
     9.5. Notice. Any party entitled to receive indemnification under this Article IX (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any identifiable Loss or the assertion of any claim or the commencement of any third party action or proceeding in respect of which such a Loss may reasonably be expected to occur (any such notice, a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Parties under this Article IX except to the extent that the Indemnifying Parties are prejudiced thereby. Such written notice will be given in good faith and will specify in reasonable detail each event forming the basis of such Loss or Claim and the amount involved, each individual item of Loss or Claim included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.
     9.6. Defense of Claims. Subject to the rights and obligations of the Parties under Article VII of this Agreement, the Indemnifying Parties may elect to assume and control the defense of any third party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related to such Claim, if (a) the Indemnifying Parties acknowledge their obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; and (b) such Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages. If such conditions are satisfied and the Indemnifying Parties elect to assume and control the defense of such Claim, then (i) the Indemnifying Parties will not be liable for any settlement of such Claim effected without their consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Parties may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense of such Claim, but the Indemnified

Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Parties have failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) in the reasonable opinion of the Indemnified Party a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Parties that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Parties, provided that in no event will the Indemnifying Parties be required to pay the fees and expenses of more than one counsel for the Indemnified Party with respect to any Claim. If such conditions are not satisfied, (i) the Indemnified Party shall assume and control the defense of such Claim, provided, however, that if the Indemnifying Parties have previously acknowledged their obligation to indemnify the Indemnified Party for any Losses resulting from such Claim, the Indemnified Party shall not be entitled to indemnification for any settlement of any such Claim effected without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, and (ii) the Indemnifying Parties may participate in such defense at its own expense. If such conditions are not satisfied, such circumstances, the Indemnified Party shall keep the Indemnifying Parties advised of the status of such Claim and the defense thereof and shall consider in good faith recommendations made by the Indemnifying Parties with respect thereto.
     9.7. Holdback Amount; Right of Setoff. All finally determined due and owing Claims Buyer has under this Article IX will first be deducted from the Holdback Amount and distributed to Buyer in accordance with the Escrow Agreement. To the extent the amount owed any Buyer for a Claim is more than the balance remaining in the Escrow or becomes due after distribution of the Escrow, then subject to the limitations set forth in Exhibit F, the Stockholders will pay the balance of such Claim to Buyer in immediately available funds within the ten days after final determination of the amount due.
ARTICLE X
Miscellaneous
     10.1. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Companies; (b) except as provided below, by either Buyer, on the one hand, or the Companies, on the other hand, if a condition to Closing under this Agreement has not been satisfied or waived prior to the date that is sixty (60) days after the date hereof; or (c) except as provided below, by Buyer, on the one hand, or the Companies, on the other hand, at any time, if there is pending or threatened litigation in any court or any proceeding by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement or as a result of which Buyer could be required to dispose of any assets or operations of Buyer (including the operations of the Companies) or their Affiliates or to comply with any restriction on the manner in which Buyer or their Affiliates conduct their operations (including any operations of the Companies); provided, that, (i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer’s failure to perform or observe any of its covenants or agreements or willful breach of any of its representations and warranties set forth in this Agreement, and such breach constitutes a failure of one or more conditions set forth in Section 8.1(a); and (ii) the Companies may not terminate this Agreement if the Closing has not occurred because of any Seller’s failure to perform or observe any of its covenants or agreements

(other than the covenants in Section 6.1) or any Seller’s willful breach of any of its representations and warranties set forth in this Agreement or covenants set forth in Section 6.1, and such breach constitutes a failure of one or more conditions set forth in Section 8.2(a). In the event of termination of this Agreement by any party hereto as provided in this Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (x) under the Confidentiality Agreement, (y) with respect to this Section 10.1 (Termination), Section 6.7 (Publicity), or Section 6.8 (Transaction Costs), and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.
     10.2. Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.2):

If to Buyer:	With copies to:

Perot Systems Corporation	Perot Systems Corporation
2300 West Plano Parkway	2300 Plano Parkway
Plano, Texas 75075-8427	Plano, Texas 75075-8427
Attn: Vice President — Healthcare	Attn: General Counsel
Facsimile: (972) 577-6085	Facsimile: (972) 577-6085

Thompson & Knight LLP
1700 Pacific Avenue
Suite 3300
Dallas, Texas 75201
Attn: Michael C. Titens
Facsimile: (214) 880-3159

If to the Companies:	With copies to:

J.J. Wild, Inc.	Archstone Law Group, P.C.
120 Royall Street	245 Winter Street, Suite 400
Canton, MA 02021	Waltham, MA 02451-8709
Attn: Salvatore Lanuto, Chief Executive Officer	Attn: Stephen R. Conlin
Facsimile: (781) 575-1109	Facsimile: (781) 314-0101

If post-Closing, to Buyer (as set forth above)

if to Stockholders, to the Stockholder Representative:	with copies to:

JJW Distribution Services, LLC	Pepper Hamilton, LLC
c/o Advent International Corporation	3000 Two Logan Square
75 State Street	Eighteenth and Arch Streets
Boston, MA 02109	Philadelphia, PA 19103-2799
Attn: Leigh Michl	Attn: Julia D. Corelli, Esquire
Facsimile: (617) 951-0566	Facsimile: (215) 689-4633

The Series A Investors (as set forth below)

If to a Series A Investor, or to Advent International, to:	with copies to:
Pepper Hamilton LLP
c/o Advent International Corporation	3000 Two Logan Square
75 State Street	Eighteenth and Arch Streets
Boston, MA 02109	Philadelphia, PA 19103-2799
Attn: Leigh Michl	Attn: Julia D. Corelli, Esquire
Facsimile: (617) 951-0566	Facsimile: (215) 981-4750
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received.
     10.3. Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
     10.4. Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.
     10.5. Brokers. Each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated by this Agreement other than the fee owed by the Companies to Covington Associates LLC. Each party to this Agreement agrees that it will indemnify and hold harmless the other parties, without regard to the limitations set forth in Article IX, against any claim for brokerage and finders’ fees or agents’ commissions in connection with the negotiation or consummation of the transactions contemplated by this

Agreement, including, the Stockholders holding Buyer and the Companies harmless for the fees owed by the Companies.
     10.6. Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts for the convenience of the parties, each of which shall be deemed an original (including copies sent to a party by facsimile or e-mail) as against the party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile or e-mail shall be considered authentic and binding.
     10.7. Interpretation. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. References in this Agreement to Articles, Sections, Exhibits, and Schedules are to the Articles, Sections, Exhibits, and Schedules of this Agreement unless the context requires otherwise.
     10.8. Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by any of Sellers or Buyer without the prior written consent of the other parties and any purported assignment or delegation will be null and void; except that Merger Sub may assign its rights under this Agreement to PSC or any direct or indirect subsidiary of PSC. This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement, and to the extent provided in Article IX, the Buyer Parties and the Stockholder Parties.
     10.9. Entire Agreement. This Agreement (including the Schedules), the Transaction Documents, and the related documents contained as Exhibits to this Agreement or expressly contemplated by this Agreement and the confidentiality agreement entered into by or on behalf of Buyer and the Companies in respect of the transactions contemplated hereby, dated March 13, 2007 (the “Confidentiality Agreement”) contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought and, for modification and amendments made after the Closing, signed by the Stockholder Representative. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     10.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement.

     10.11. Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     10.12. Consent to Jurisdiction and Venue. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ALL ACTIONS, SUITS, OR OTHER PROCEEDINGS ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (OTHER THAN THE ESCROW AGREEMENT) SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, DELAWARE, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (OTHER THAN THE ESCROW AGREEMENT).
     Each of the parties hereby irrevocably submits to the jurisdiction of the federal and state courts located in the City of Wilmington, Delaware in any action, suit or proceeding arising out of this Agreement or any Transaction Document, agrees to accept service of legal process pursuant to Section 10.2 in any such action, suit or proceeding, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said location or courts or that the venue thereof may not be appropriate or that this Agreement or any such Transaction Document may not be enforced in such location or by said courts.
     10.13. Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.
     10.14. Usage. Where appropriate, the singular shall include the plural and the masculine shall include the feminine and the neuter, and vice versa. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
     10.15. Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.
     10.16. Stockholder Representative.
     (a) By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints JJW Distribution Services, LLC as the true and lawful agent and attorney-in-fact of such Stockholder with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Stockholder under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Stockholders, if any, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:
     (i) to agree upon or compromise any matter related to the calculation of any purchase price or other adjustments, under this Agreement;
     (ii) to direct the distribution of the Merger Consideration;
     (iii) to act for the Stockholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Stockholders any indemnification claim made by or against the Stockholders, if any;
     (iv) to act for the Stockholders with respect to all post-Closing matters including to consent to the payment of funds in the Escrow to Buyer and/or to petition the Escrow Agent for the release of any or all funds due the Stockholders under the Escrow Agreement;
     (v) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Stockholders in the reasonable judgment of the Stockholder Representative, shall be taken in the same manner with respect to all the Stockholders unless otherwise agreed by each of the Stockholders who is subject to any disparate treatment of a potentially adverse nature;
     (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Stockholder Representative and to rely on their advice and counsel;
     (vii) to retain a portion of the Merger Consideration as a reserve against the payment of expenses incurred in his capacity as the Stockholder Representative;
     (viii) to sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or any of the other Transaction Documents; and
     (ix) to do or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Stockholders could do if personally present and acting.

     (b) The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Stockholders hereunder in all matters referred to in this Agreement. Each of the Stockholders hereby ratifies and confirms all that the Stockholder Representative shall do or cause to be done by virtue of such Stockholder Representative’s appointment as Stockholder Representative of the Stockholders. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders but the Stockholder Representative shall not be responsible to the Companies nor any of the Stockholders for any loss or damage that the Companies or any of the Stockholders may suffer by reason of the performance by the Stockholder Representative of such Stockholder Representative’s duties under this Agreement and any other agreement appointing such Stockholder Representative, other than loss or damage arising from willful misconduct or fraud in the performance of such Stockholder Representative’s duties under this Agreement.
     (c) By his, her or its approval of this Agreement, each of the Stockholders hereunder hereby expressly acknowledges and agrees that any Person shall be entitled to rely on any and all action taken by the Stockholder Representative under this Agreement without liability to, or obligation to inquire of, any of the Stockholders. If the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, which, it is acknowledged, the Stockholder Representative may do at any time or for any reason, then the successor Stockholder Representative shall be selected by a majority-in-interest of the Stockholders (based on their Pro Rata Portions). The Stockholders do hereby jointly and severally agree to indemnify and hold the Stockholder Representative harmless from and against any and all Loss (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Stockholder Representative’s duties under this Agreement, except for any such Loss arising out of the gross negligence or willful misconduct of the Stockholder Representative.
     (d) The persons authorized to act on behalf of the Stockholder Representative shall be Leigh Michl, Michael Pehl, and any other person designated by either of them (or designated by such designee). Buyer may act in reliance upon any instructions, notice, certification, consent, authorization or other communication believed by it in good faith to be genuine and to be signed or made on behalf of the Stockholder Representative by a proper person, and Buyer shall not be liable to any Person in connection with the taking of any action or any failure to take any action in accordance with the foregoing.
     (e) The Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of its duties (including the reasonable fees of counsel), and up to $50,000 of such expenses and fees shall be paid out of the Escrow pursuant to the terms of the Escrow Agreement; provided that such $50,000 limit shall in no way limit the Stockholder Representative’s right to indemnification under this Section 10.16; and provided, further, that the Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of its duties (including the reasonable fees of counsel) in excess of such $50,000 limit (to the extent not otherwise reimbursed), and shall be entitled to receive such amount, at its option, either (i) out of any portion of the Escrow that would otherwise be released and paid to the Stockholders pursuant to the terms of the Escrow Agreement and only at the time of such release, or (ii) by contribution, pro-rata, from each of the Stockholders as and at the time such expense is incurred. Provision being made for any such expenses shall be a condition to any requirement for the Stockholder Representative to take any action on behalf of the Stockholders.
     10.17. Joinder of Stockholders. The Stockholders are executing this Agreement (or executing a Joinder Agreement hereto) solely for the purpose of agreeing to the provisions of Article I, Article IV, Sections 6.4, 6.5, 6.7, 6.9, 6.11, 6.14, 6.15, 6.17 (Common Stockholders only), and 6.20 (Common Stockholders only), Article IX (including Exhibit F), and Sections 10.2, 10.3, and 10.5 through 10.17.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	PEROT SYSTEMS CORPORATION

By:

Name:

Title:

EAGLE DELAWARE CORP.

By:

Name:

Title:

COMPANIES:	J.J. WILD HOLDINGS, INC.

By:

Name:

Title:

J.J. WILD, INC.

By:

Name:

Title:

STOCKHOLDER REPRESENTATIVE:	JJW DISTRIBUTION SERVICES, LLC

By:

Name:

Title:

Agreement and plan of Merger — Signature Page

STOCKHOLDERS:	COMMON STOCKHOLDERS:

Richard D. Fitzpatrick

Salvatore Lanuto

John J. Wild, Jr.

WILD FAMILY FOUNDATION

By:

Name:
Title:

James J. Fitzgerald

Daniel Ginsburg

William Seibel

Agreement and plan of Merger — Signature Page

PREFERRED STOCKHOLDERS:

DIGITAL MEDIA & COMMUNICATIONS III LIMITED PARTNERSHIP
DIGITAL MEDIA & COMMUNICATIONS III-A LIMITED PARTNERSHIP
DIGITAL MEDIA & COMMUNICATIONS III-B LIMITED PARTNERSHIP
DIGITAL MEDIA & COMMUNICATIONS III-C LIMITED PARTNERSHIP
DIGITAL MEDIA & COMMUNICATIONS III-D C.V.
DIGITAL MEDIA & COMMUNICATIONS III-E C.V.

By:	Advent International Limited Partnership, General Partner

	By:	Advent International Corporation, General Partner

By:

Name:

Title:

ADVENT PARTNERS DMC III LIMITED PARTNERSHIP
ADVENT PARTNERS II-A LIMITED PARTNERSHIP

By:	Advent International Corporation, General Partner

By:

Name:

Title:

Agreement and plan of Merger — Signature Page

ADVENT PARTNERS III LIMITED PARTNERSHIP

By:	Advent International LLC, General Partner

	By:	Advent International Corporation, Manager

By:

Name:

Title:

BROOKE PRIVATE EQUITY ADVISORS FUND I (D), L.P.

By:	Brooke private Equity Advisors, L.P., General Partner

	By:	Brooke Private Equity Management LLC, General Partner

By:

Name:

Title:

BROOKE PRIVATE EQUITY ADVISORS FUND I-A, L.P.

By:	Brooke Private Equity Advisors, L.P., General Partner

	By:	Brooke Private Equity Management LLC, General Partner
By:

Name:

Title:

Agreement and plan of Merger — Signature Page